CREDIT AGREEMENT

among

CENTURY RESORTS ALBERTA INC.
and
CENTURY CASINO CALGARY INC.
as Borrowers

and

BANK OF MONTREAL
as Lender

April 11, 2012

TABLE OF CONTENTS

	ARTICLE I DEFINED TERMS	1

1.1	Defined Terms	1
1.2	Knowledge	21
1.3	Accounting Terms and Computations	21
1.4	Schedules	21

	ARTICLE II CREDIT A	21

2.1	Amount and Available Options	21
2.2	Commitment and Revolvement of Credit A	22
2.3	Use of Credit A	22

	ARTICLE III CREDIT B	22

3.1	Amount and Availment Options	22
3.2	Committed and Non-Revolving Credit B	22
3.3	Use of Credit B	22

	ARTICLE IV CREDIT C	23

4.1	Amount and Availment Options	23

	ARTICLE V REPAYMENT AND REDUCTION OF CREDITS	23

5.1	Repayment of Advances	23
5.2	Voluntary Reduction of Credits	24
5.3	Repayment of Credit B Outstanding Principal and Reduction of Credit B	24
5.4	Mandatory Repayments	25
5.5	Facility Limits	25

	ARTICLE VI INTEREST RATES, FEES AND SECURITY	26

6.1	Interest Rates, Letter of Credit Fees and Bankers' Acceptance Stamping Fees	26
6.2	Interest on US Base Rate Advances	26
6.3	Interest on LIBOR Advances	27
6.4	Standby Fees	27
6.5	Structuring Fees	27
6.6	Security	27

	ARTICLE VII DISBURSEMENT CONDITIONS	28

7.1	Conditions Precedent to the Initial Drawdown	28
7.2	Conditions Precedent to Advances	31
7.3	Waiver	31

	ARTICLE VIII PRIME RATE ADVANCES, BA ADVANCES, LIBOR ADVANCES, US BASE RATE ADVANCES AND LETTER OF CREDIT ADVANCES	31

8.1	Prime Rate Advances	31
8.2	US Base Rate Advances	32
8.3	Evidence of Indebtedness	32
8.4	Conversions	32
8.5	Notice of Advances	32
8.6	Bankers' Acceptances Power of Attorney	33
8.7	Size and Maturity of Bankers' Acceptances and Rollovers	35
8.8	BA Advances	35
8.9	Payment of Bankers' Acceptances	35
8.10	Deemed Advance - Bankers Acceptances	36
8.11	Waiver	36
8.12	Degree of Care	36
8.13	Indemnity	36
8.14	Obligations Absolute	36
8.15	Telephone Instructions	37
8.16	Letters of Credit	37
8.17	Letter of Credit Fees	37
8.18	Letter of Credit Procedures and Limitations	37
8.19	LIBOR Advances	38
8.20	LIBOR Periods	38
8.21	Early Termination of LIBOR Periods	38
8.22	Termination of LIBOR Advances	39

	ARTICLE IX REPRESENTATIONS AND WARRANTIES	39

9.1	Representations and Warranties	39
9.2	Survival of Representations and Warranties	43

	ARTICLE X COVENANTS	43

10.1	Positive Covenants	43
10.2	Reporting Requirements	45
10.3	Negative Covenants	46
10.4	Financial Covenants	49

	ARTICLE XI DEFAULT	49

11.1	Events of Default	49
11.2	Demand Under the Credits and Termination of Rights	53
11.3	Payment of Bankers' Acceptances and Letters of Credit	53
11.4	Remedies	54
11.5	Saving	54
11.6	Perform Obligations	54
11.7	Third Parties	54
11.8	Remedies Cumulative	55
11.9	Set-off or Compensation	55

	ARTICLE XII SUCCESSORS AND ASSIGNS	55

12.1	Successors and Assigns	55

	ARTICLE XIII MISCELLANEOUS PROVISIONS	56

13.1	Headings and Table of Contents	56
13.2	Captialized Terms	56
13.3	Severability	56
13.4	Number, Gender and Other Terms	56
13.5	Amendment, Supplement or Waiver	57
13.6	Governing Law	57
13.7	This Agreement to Govern	57
13.8	Permitted Encumbrances	57
13.9	Currency	57
13.10	Expenses and Indemnity	58
13.11	Manner of Payment and Taxes	59
13.12	Increased Costs	59
13.13	Interest on MiscellaneousAmounts	60
13.14	Address for Notice	60
13.15	Promotional Marketing	60
13.16	Time of the Essence	61
13.17	Further Assurances	61
13.18	Term of Agreement	61
13.19	Payments on Business Day	61
13.20	Interest Act Equivalent	61
13.21	Non-Merger	61
13.22	Anti-Money Laundering Legislation	62
13.23	Joint and Several Liability of the Borrowers	62
13.24	Counterparts and Facsmile	62
13.25	Entire Agreement	62

THIS CREDIT AGREEMENT is made as of the 11th day of April, 2012.

AMONG:

CENTURY RESORTS ALBERTA INC. and CENTURY CASINO CALGARY INC.
as borrowers

- and -

BANK OF MONTREAL
as lender

WHEREAS, the Borrowers have requested certain credit facilities from the Lender and the Lender has agreed to provide such credit facilities to the Borrowers on the following terms:

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1	Defined Terms

In this Agreement:

"1214741" means 1214741 Alberta Ltd. and its successors and assigns.

"Advance" means a borrowing by a Borrower by way of a Prime Rate Advance, US Base Rate Advance, a LIBOR Advance, a BA Advance, a Letter of Credit Advance, and includes deemed Advances and Conversions and Rollovers of existing Advances, and any reference relating to the amount of Advances shall mean the Equivalent Amount in Canadian Dollars of the sum of the principal amount of all outstanding Prime Rate Advances, US Base Rate Advances, LIBOR Advances plus the Face Amount of all outstanding Bankers' Acceptances and Letters of Credit and the principal amount outstanding under the Ancillary Facility.

"Affiliate" has the meaning set out in the Business Corporations Act (Alberta) as in effect on the date hereof.

"AGLC" means the Alberta Gaming and Liquor Commission and any other Governmental Authority that regulates or governs casino gaming in Alberta.

"Agreement", "hereof", "herein", "hereto", "hereunder" or similar expressions mean this Agreement and any Schedules hereto, as amended, supplemented, restated and replaced from time to time.

"Ancillary Facility" means a business MasterCard credit card facility to be made available to the Borrowers or a Borrower, up to the maximum aggregate principal amount of $100,000.  For greater certainty, the Ancillary Facility forms part of Credit A and amounts outstanding thereunder are Obligations of the Borrowers under Credit A.

"Applicable Laws" means, in relation to any Person, transaction or event:

(a)
all applicable common law and the laws of equity, and all applicable provisions of laws, statutes, rules, guidelines, policies and regulations of any Governmental Authority in effect from time to time whether or not having force of law; and

(b)
all judgments, orders, awards, decrees, official directives, writs and injunctions from time to time whether or not in effect of any Governmental Authority in an action, proceeding or matter in which the Person is a party or by which it or its property is bound or having application to the transaction or event.

"Applicable Margin" means for any period set forth below, the per annum percentage set forth under such period in the table below:

	Level I	Level II	Level III
Prime Rate Margin	0.75%	1.25%	1.50%
US Base Rate Margin	0.75%	1.25%	1.50%
LIBOR Rate Margin	2.25%	2.60%	2.90%
BA Stamping Fee Rate	2.25%	2.60%	2.90%
Letters of Credit Margin	2.25%	2.60%	2.90%
Standby Fee Rate	0.50%	0.60%	0.70%

Provided that upon the occurrence and during the continuance of a Default or an Event of Default, each Applicable Margin set forth above will increase by 2.0% per annum.

"Asset Disposition" means any sale, assignment, transfer, lease or other disposition of any of the present or future Property of a Consolidating Loan Party (including the sale of any of its Receivables).

"BA Advance" means the portion of an Advance affected by the acceptance of a Bankers' Acceptance by the Lender.

"BA Discount Proceeds" means, in respect of any Bankers' Acceptance, an amount (rounded to the nearest whole cent with one-half of one cent being rounded-up) determined as of the date of the applicable BA Advance, which is equal to:

Face Amount x Price

where "Face Amount" is the face amount of such Bankers' Acceptance and "Price" is equal to:

1
1+ [Rate x Term/365]

where the "Rate" is the applicable BA Discount Rate expressed as a decimal on the date of the applicable BA Advance; the "Term" is the term of such Bankers' Acceptance expressed as a number of days; and the Price as so determined is rounded up or down to the fifth decimal place with .000005 being rounded-up.

"BA Discount Rate" means with respect to each Bankers' Acceptance accepted or to be accepted by the Lender, the fixed annual rate of interest announced from time to time by the Lender, as being the reference rate for computing the discount amount which would be applied on Canadian dollar bankers' acceptances accepted by the Lender in Canada to realize a net or discounted amount thereon, in an approximate amount and with a maturity date the same as the Bankers' Acceptances issued by a Borrower and accepted or to be accepted by the Lender.

"BA Stamping Fee Rate" means from time to time, in respect of an acceptance of a Bankers' Acceptance, the applicable percentage rate per annum indicated beside the reference to "BA Stamping Fee Rate" in the definition of "Applicable Margin".

"Bankers' Acceptance" means a non-interest bearing draft in Canadian Dollars drawn by a Borrower and accepted by the Lender pursuant to this Agreement.

"Bankers' Acceptance Stamping Fee" means the amount calculated by multiplying the Face Amount of a Bankers' Acceptance by the BA Stamping Fee Rate, and then multiplying the result by a fraction, the numerator of which is the number of days to elapse from and including the date of acceptance of such Bankers' Acceptance by the Lender up to but excluding the maturity date of such Bankers' Acceptance, and the denominator of which is 365.

"Borrowers" means collectively, Century Resorts Alberta Inc. and Century Casino Calgary Inc., and their successors and assigns, and "Borrower" means either one of them.

"Branch of Account" means the branch of the Lender, located at First Canadian Centre, 340 – 7th Avenue S.W., Calgary, Alberta, T2P 0X4, or such other branch of the Lender as the Lender may from time to time designate by notice in writing to the Borrowers.

"Business" means the business carried on by the Consolidating Loan Parties prior to the date hereof which includes the ownership and operation of Edmonton Casino, Calgary Casino and other casinos.

"Business Day" means:

(a)	a day of the year, other than Saturday, Sunday or statutory holiday, on which the Lender is open for business at its main branch in Calgary, Alberta; and

(b)
with respect to LIBOR Advances only, a day of the year on which the Lender is generally open for domestic and foreign exchange business at its main branch or office, if any, in London, England, but does not in any event include a Saturday or Sunday or statutory holiday in London, England.

"Calgary Casino" means the casino, restaurant and other ancillary businesses located at 1010 42nd Ave SE, in Calgary, Alberta, legally described as Plan 8368HA, Block 24, Plan 8121HN Block 4 and Plan 8121HN Block 4 the South 236.27 feet, and the lands leased by Century Casino Calgary Inc. legally described as Plan 8368HA Block 26.

"Canadian Dollars", "Cdn. Dollars", "Cdn. $" and "$" mean lawful money of Canada.

"Capital Asset Acquisition" means an acquisition by a Consolidating Loan Party or by any of the Subsidiaries of a Consolidating Loan Party of Capital Assets;

"Capital Assets" means property or assets that would, in accordance with GAAP, be determined to be fixed or capital property or assets.

"Capital Expenditure Budget" means a budget of Capital Expenditures for a Fiscal Year, on a quarter to quarter basis, delivered to and approved by the Lender, as contemplated by Section 10.2(e).

"Capital Expenditures" means, for any period, any expenditures for a Capital Asset Acquisition and expenditures made for additions to or improvements to Capital Assets and Capital Leases and any Maintenance Capex expenditures.

"Capital Lease" means any lease, license or similar transaction determined as a capital lease in accordance with GAAP, or any sale and lease back transaction or any other lease (whether a synthetic lease or otherwise) other than any lease that would in accordance with GAAP be determined to be an operating lease.

"Cash Management" means the cash management services required by the Borrowers including without limitation the operation of all bank accounts and electronic funds transfers.

"Cash Taxes" means for any Person for any period, the amount of all Taxes (including federal and provincial income taxes) payable by such Person on its net taxable income for such period (which for greater certainty, does not include deferred Taxes).

"Century Calgary Properties" means Century Calgary Properties Inc. and its successors and assigns.

"Century Casino" means Century Casinos, Inc. and its successors and assigns.

"Century Group" means Century Casino, the Borrowers, Century Calgary Properties, 1214741 and each of the respective shareholders, officers, directors, employees, subsidiaries and Affiliates.

"Closing Date" means the date on which all conditions precedent to this Agreement pursuant to Section 7.1 have been confirmed by the Lender to have been met.

"Collateral" means cash, a bank draft or a letter of credit issued by a chartered bank referred to in Schedule I of the Bank Act (Canada) which has shareholder equity of at least $10,000,000,000, all in a form satisfactory to the Lender, acting reasonably.

"Compliance Certificate" means the certificate required pursuant to Section 10.2, the form of which is attached hereto as Schedule A.

"Consolidated Total Assets" means, as of any date, the book value of the total assets of the Consolidating Loan Parties as determined on a Modified Consolidated Basis in accordance with GAAP.

"Consolidating Loan Parties" means the Borrowers, 1214741, Century Calgary Properties, the Material Subsidiaries and their successors and assigns.

"Constating Documents" means, (i) with respect to a corporation, its articles of incorporation, amalgamation or continuance or other similar documents and its by-laws, (ii) with respect to a partnership, its partnership agreement and its declaration or certificate of partnership, (iii) with respect to a trust, its declaration of trust, trust indenture or other similar document and (iv) with respect to any other Person which is an artificial body, the organization and governance documents of such Person, all as amended from time to time.

"Contracts" means agreements, franchises, leases, licenses, privileges and other rights acquired from Persons.

"Conversion" means a conversion or deemed conversion of one type of Advance into another type of Advance, pursuant to this Agreement and "Converted" and "Convert" have corresponding meanings.

"Credit A" has the meaning ascribed thereto in Section 2.1.

"Credit A Facility Limit" means: (i) the amount of $1,000,000, or (ii) such lesser amount after giving effect to the reductions of Credit A referred to in Section 5.2.

"Credit A Maturity Date" means the earlier of: (i) the date that is the five year anniversary of the Closing Date; and (ii) the date the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default.

"Credit Amount" means at any time, the maximum amount of Advances that the Lender at such time has agreed to make to the Borrowers under this Agreement.

"Credit B" has the meaning ascribed thereto in Section 3.1.

"Credit B Facility Limit" means: (i) the amount of $25,000,000, or (ii) such lesser amount after giving effect to the reductions of Credit B referred to in Sections 3.3, 5.2, 5.3, and 5.4.

"Credit B Maturity Date" means the earlier of: (i) the date that is the five year anniversary of the Closing Date; and (ii) the date the Obligations under this Agreement become due and payable as a result of the occurrence of an Event of Default that has not been waived by the Lender.

"Credit B Reduction Date" means the last Business Day of the calendar quarter in which the Initial Credit B Drawdown occurs and the last Business Day of each subsequent calendar month.

"Credit B Scheduled Reduction" means with respect to (i) the Initial Credit B Drawdown, the Initial Credit B Drawdown Amount divided by 120, and (ii) a Subsequent Credit B Drawdown, the Subsequent Credit B Drawdown Amount divided by 120, and "Credit B Scheduled Reductions" means the aggregate of (i) and (ii) above on a Credit B Reduction Date.

"Credit C" means the uncommitted treasury risk management facility made available to the Borrowers by a Hedge Provider pursuant to Section 4.1.

"Credit C Facility Limit" means an amount equal to $2,000,000 of Deemed Risk.

"Credit Documents" means this Agreement, the Security and all other documents delivered pursuant to this Agreement and the Security.

"Credits" means Credit A, Credit B, and Credit C and "Credit" means any one of the Credits.

"Currency Hedge Agreements" means all present and future agreements, whether in the form of an ISDA Master Agreement, a futures contract, a swap, a forward rate, currency exchange contract or otherwise, entered into for or in connection with a forward rate, currency swap or currency exchange and other similar currency-related transactions, which are designed to manage, mitigate or eliminate currency exchange rate risk.

"CWB" means Canadian Western Bank and its successors and assigns.

"CWB Credit Agreement" means the letter agreement dated August 3, 2005 entered into by CWB, as lender, and Century Resorts Alberta Inc., as borrower, as amended by amending agreements dated September 8, 2005, September 16, 2005, September 21, 2005, July 5, 2007 and August 29, 2007, as the same may be further amended, modified, varied, restated or replaced from time to time.

"CWB Debt Documents" means the CWB Credit Agreement, together with the guarantees and security documents from time to time granted to CWB as security for the CWB Obligations, as amended, modified, varied, restated or replaced from time to time.

"CWB Obligations" means all present and future indebtedness, liabilities and obligations of Century Group and their respective Subsidiaries to CWB under the CWB Debt Documents.

"Deemed Risk" means, in respect of any Hedge Agreement in effect between or to be entered into by the Borrowers (or either of them) and a Hedge Provider at any time, an amount determined by a Hedge Provider (in its discretion) equal to its risk adjusted valuation of the Hedge Agreements entered into or to be entered into by the Borrowers (or either of them) and a Hedge Provider.

"Default" means an event or circumstance which, but for the requirement of the giving of notice, lapse of time, or both would constitute an "Event of Default".

"Designated Account" means, in respect of any Advance, the account or accounts maintained by a Borrower that such Borrower designates in its notice to the Lender requesting an Advance. As of the date hereof, the Designated Accounts for Century Resorts Alberta Inc. is Account No. 1995-494 (Cdn. $) and Account No. 4792-472 (US$) at Bank of Montreal's branch located at 10199 101 ST NW, Edmonton, Alberta T5J3Y4 and the Designated Account for Century Casino Calgary Inc. is Account No. 1301-099 at Bank of Montreal’s Branch of Account.

"Distribution" means:

(a)	any declaration or payment of dividends, royalties, distributions, fees or management fees of any kind directly or indirectly to any holder of Shares of any Person;

(b)	any repurchase, retraction or redemption of Shares of any Person by such Person for cash or Property;

(c)
any repayment by a Person of any amount of principal, interest or other amounts in respect of any Funded Debt owed to a holder of Shares of such Person, to any Affiliate of a holder of such Shares or to an Affiliate of such Person;

(d)	any loan or advance that is made by a Person to or in favour of a holder of Shares in such Person, to an Affiliate of a holder of such Shares or to an Affiliate of such Person; or

(e)
the transfer by a Person of any of its property or assets or the provision of services for consideration of less than fair market value thereof, to any holder of Shares in such Person, to an Affiliate of a holder of such Shares or to any Affiliate of such Person.

"Drawdown" means an Advance, other than a Rollover or a Conversion.

"Drawdown Date" means the date, which shall be a Business Day, of any Drawdown.

"Drawdown Notice" means a notice requesting a Drawdown hereunder substantially in the form annexed hereto as Schedule B.

"EBITDA" means, with respect to any period, the consolidated net income of the Consolidating Loan Parties for such period determined in accordance with GAAP (excluding non-cash income and expenses and extraordinary items), plus, to the extent deducted in determining such net income, the following:

(a)	income taxes;

(b)	Interest Expense;

(c)	management fees and royalty payments made to Century Casino by the Consolidating Loan Parties; and

(d)	depreciation and amortization expenses.

For the purpose of this Agreement, where EBITDA is required to be determined for any twelve month period, EBITDA shall be equal to the aggregate of the EBITDA of the Consolidating Loan Parties for the most recently completed twelve months.

"Edmonton Casino" means the casino, restaurant and other ancillary businesses located at 13103 Fort Road, in Edmonton, Alberta, legally described as Plan 9824748, Block 2, Lot 9.

"Encumbrance" means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, title retention, consignment, lease, hypothecation, security interest or other security agreement or trust, right of set off that secures payment of any debt, liability or obligation or other arrangement having the effect of security for the payment of any debt, liability or obligation, and "Encumbrances", "Encumbrancer", "Encumber" and "Encumbered" shall have corresponding meanings.

"Equivalent Amount" means, where any amount expressed in any currency has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined (or vice versa), the calculation is made at the mid-point spot rate announced or quoted by the Bank of Canada in accordance with its normal practices at or around noon on the previous Business Day for the relevant currency against the other currency (or vice versa).

"Event of Default" has the meaning ascribed thereto in Section 11.1.

"Exchange Rate" means, on any day, with respect to the exchange of one currency (the "First Currency") into another currency (the "Other Currency"), the exchange rate of the Lender at or about 12:00 noon (Toronto time) on that day, which the Lender quotes for the purchase of the First Currency with the Other Currency, or if such rate is not or has not yet been quoted on such day, the last preceding exchange rate of the Lender.

"Face Amount" means:

(a)	in respect of a Bankers' Acceptance, the amount payable to the holder thereof on its maturity; or

(b)	in respect of a Letter of Credit, the maximum amount payable to the beneficiary specified therein or any other Person to whom payments may be required to be made pursuant to such Letter of Credit.

"Federal Funds Rate" means, for any day, the rate of interest per annum set forth in the weekly statistical release designated as H.15, or any successor publication, published by the U.S. Federal Reserve Board (including any such successor, the "H.15") for such day opposite the caption "Federal Funds (Effective)".  If on any relevant day such rate is not yet published in H.15, the rate for such day will be the rate of interest per annum set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Shares, or any successor publication, published by the Federal Reserve Board (including any successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate".  If on any relevant day the appropriate rate per annum of such day is not yet published in either H.15 or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates per annum for the last transaction of overnight Federal Funds (such words to have the meaning generally given to them by money market brokers of recognized standing doing business in the United States of America) transactions received by the Lender from three major brokers of recognized standing, selected by the Lender.

"Financial Statements" means the financial statements of the Consolidating Loan Parties as at a specified date and for the period then ended and shall include a balance sheet, statement of income and retained earnings, statement of cash flows and application of funds, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated on a consolidated basis, in accordance with GAAP applied consistently.

"Fiscal Quarter" means the three month period commencing on the first day of each Fiscal Year and each successive three (3) month period thereafter during such Fiscal Year.

"Fiscal Year" means the fiscal year of the Borrowers, in each case commencing on January 1 of each year and ending on December 31 of each year, or such other fiscal year of the Borrowers, as agreed to by the Lender.

"Fixed Charge Coverage Ratio" means at any time, the ratio of:

(a)
EBITDA of the Consolidating Loan Parties for the most recently completed twelve month period less the amount of the Unfinanced Capital Expenditures of the Consolidating Loan Parties incurred during such twelve month period and less Cash Taxes paid by the Consolidating Loan Parties in such twelve month period, in each case determined on a consolidated basis; to

(b)
the sum of scheduled principal payments of Senior Funded Debt of the Consolidating Loan Parties, Interest Expense of the Consolidating Loan Parties, the payments under Capital Leases by the Consolidating Loan Parties for the relevant period, and Distributions paid to Century Casino by the Consolidating Loan Parties.

"Funded Debt" means, with respect to any Person, without duplication:

(a)	money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable, debentures and drafts accepted representing extensions of credit;

(b)	bankers' acceptances and similar instruments;

(c)	letters of credit, letters of guarantee and surety bonds issued at the request of such Person;

(d)
actual amounts owed under Hedge Agreements upon termination of such Hedge Agreements, including without limitation net settlement amounts payable upon maturity and termination payments payable upon termination or early termination, which are not paid when due;

(e)	indebtedness secured by any Encumbrance existing on Property of such Person, whether or not the indebtedness secured thereby shall have been assumed;

(f)
all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments or that are not so evidenced but that would be considered by GAAP to be indebtedness for borrowed money;

(g)
all redemption obligations and mandatory dividend obligations of such Person with respect to any Shares issued by such Person and which are by their terms or pursuant to any contract, agreement or arrangement:

(i)
redeemable, retractable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any of the other obligations described in the definition of "Funded Debt" of such Person (A) at a fixed or determinable date, (B) at the option of any holder thereof, or (C) upon the occurrence of a condition not solely within the control and discretion of such Person, or

(ii)	convertible into any other securities described in (i) above;

(h)	all obligations as lessee under sale and lease-back transactions and Capital Leases;

(i)	all obligations of such Person for or in respect of the deferred purchase or acquisition price of property or services (including, without limitation, Purchase Money Obligations);

(j)	all obligations upon which interest charges are customarily paid or payable by that Person prior to payment of the principal amount of the obligations in accordance with the terms of such obligations;

(k)
all obligations for or in respect of the purchase of any Property or the supply of any services, the purchase price in respect of which has been prepaid by the purchaser before the Property subject to such purchase is delivered or the services subject to such supply is provided to the purchaser; and

(l)
any Guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in items (a) through (k) above;

but excluding for greater certainty trade payables, deferred Taxes and accrued current liabilities that do not relate to any of the above.

"GAAP" means generally accepted accounting principles which are in effect from time to time in Canada, as published in the Handbook of the Canadian Institute of Chartered Accountants, applied on a consistent basis.

"Governmental Authority" means:

(a)
any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances,

(b)	any Person acting within and under the authority of any of the foregoing or under a statute, rule or regulation thereof, and

(c)	any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

"Guarantee" means any guarantee or indemnity (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of a Funded Debt.

"Guarantor" means Century Casino, 1214741, Century Calgary Properties, each Material Subsidiary and each other Person which has provided or caused to be provided to the Lender the following (in each case in form and substance satisfactory to the Lender, acting reasonably): (i) a Guarantee; (ii) the other applicable Security listed in Section 6.6 and (iii) such other certificates, documents and legal opinions that the Lender may require, acting reasonably.

"Hazardous Materials" means any hazardous substance or any pollutant or contaminant, toxic or dangerous waste, substance or material, as defined in or regulated by any Applicable Law, regulation or governmental authority from time to time, including, without limitation, asbestos and polychlorinated biphenyls.

"Hedge Agreement" means a Currency Hedge Agreement or an Interest Rate Hedge Agreement entered into by the Borrowers (or either of them), with a Hedge Provider.

"Hedge Provider" means the Lender or an Affiliate of the Lender that enters into a Hedge Agreement with the Borrowers (or either of them).

"Hostile Acquisition" means an unsolicited acquisition of the Shares of any Person that are publicly traded, or otherwise to facilitate, assist or participate in an acquisition of Shares of any Person that are publicly traded, where the board of directors or the equivalent of such Person, has not approved such acquisition nor recommended the approval of such acquisition to the holders of such Shares.

"Initial Credit B Drawdown" means the initial Drawdown under Credit B by a Borrower.

"Initial Credit B Drawdown Amount" means the principal amount of the Initial Credit B Drawdown.

"Initial Drawdown Date" means the date of the initial Drawdown of a Credit under this Agreement.

"Interest Expense" means, with respect to any Consolidating Loan Party for any period, without duplication, interest expense of such Consolidating Loan Party calculated on a consolidated basis and in accordance with GAAP as the same would be set forth or reflected in a consolidated statement of earnings of the Consolidating Loan Parties and, in any event and without limitation, shall include:

(a)	all interest accrued or payable in respect of such period;

(b)	all fees (including standby, letter of credit, guarantee, commitment and bankers' acceptances fees) accrued or payable in respect of such period, prorated (as required) over such period;

(c)	any difference between the face amount and the discount proceeds of any bankers' acceptances, commercial paper and other obligations issued at a discount, prorated (as required) over such period; and

(d)	the interest component of Capital Lease obligations.

"Interest Payment Date" means, with respect to Prime Rate Advances and US Base Rate Advances, subject to Section 13.19, the last Business Day of each calendar month.

"Interest Rate Hedge Agreements" means all present and future agreements, whether in the form of an ISDA Master Agreement, a futures contract, a swap transaction, an interest rate option, a cap transaction, floor transaction, collar transaction or otherwise, which are designed to manage, mitigate or eliminate risks relating to interest rate fluctuations.

"Investment" means (a) any loan or other extension of credit (including the delivery of guarantees, indemnities or other financial assistance) or capital contribution (including a transfer of property) to, or acquisition of any Shares, bonds, notes, debentures or other securities of, any Person, (b) any deposit accounts and certificates of deposit maintained by a Person with a financial institution or other Person (other than deposit accounts and certificates of deposit maintained with the Lender), and (c) any purchase of any assets constituting all or part of a business unit from any Person; and "Invest" and "Invested" shall be construed accordingly.

"ISDA Master Agreement" means the 1992 ISDA Master Agreement (Multi-Currency – Cross Border) or the 2002 ISDA Master Agreement, each as published by the International Swaps and Derivatives Association, Inc., each as amended or replaced from time to time and, where the context permits or requires, includes all schedules, supplements, annexes and confirmations attached thereto or incorporated therein, including without limitation, any credit support annex.

"Lender" means Bank of Montreal and its successors and permitted assigns.

"Letter of Credit" means a letter of credit (in a form acceptable to the Lender) in Canadian Dollars, issued by the Lender at the request and for the account of a Borrower pursuant to this Agreement.

"Letter of Credit Advance" means an Advance of credit under this Agreement by the issuance of a Letter of Credit by the Lender, at the request of a Borrower.

"Letter of Credit Rate" means from time to time for any Letter of Credit Advance, the applicable percentage rate per annum indicated beside the reference to "Letter of Credit Margin" in the definition of "Applicable Margin".

"Level I", "Level II" and "Level III" means, respectively, the period of time during which the corresponding Senior Funded Debt to EBITDA Ratio is as set forth in the table below and "Level" means any such time period:

Senior Funded Debt to EBITDA Ratio	Period
Less than or equal to 1.50:1.00	Level I
Greater than 1.50:1.00 and less than or equal to 2.00:1.00	Level II
Greater than 2.00:1.00	Level III

The Senior Funded Debt to EBITDA Ratio shall be determined thirty (30) days after the end of each Fiscal Quarter, from the Financial Statements and any resulting change, whether an increase or a decrease, in the rate of any interest or fees payable hereunder shall be calculated and applied from and after the sixtieth (60th) day following the end of such Fiscal Quarter.  In the event that the Borrowers fail to deliver a Compliance Certificate for any Fiscal Quarter, Level III shall be deemed to be applicable until such Compliance Certificate is delivered confirming that a different Level is applicable, after which time the applicable Level shall be applied. Any resulting change in the rate of any interest or fees payable hereunder in respect of Prime Rate Advances, US Base Rate Advances and Letter of Credit Advances shall be calculated and applied from and after the first date of the change in a Level, with respect to both outstanding and future Prime Rate Advances, U.S. Base Rate Advances and Letter of Credit Advances.  Interest and fees applicable to BA Advances and LIBOR Advances made after any such resulting change shall be calculated on the basis of the Applicable Margin in effect after such resulting change. The Lender and each Borrower acknowledge that as of the date hereof Level III is applicable.

"LIBOR Advance" means an Advance in US Dollars bearing interest based on the LIBOR Rate.

"LIBOR Period" means the period selected by a Borrower for a LIBOR Advance or the deemed period applicable to the LIBOR Advance under the terms of this Agreement which, in either case shall be one, two, three or six months or such other periods that may from time to time be agreed to by the Lenders, commencing on the Drawdown Date, the Rollover Date or the Conversion Date of such LIBOR Advance; provided however that:

(a)	in the case of a Rollover, the last day of each LIBOR Period shall also be the first day of the next LIBOR Period;

(b)
the last day of each LIBOR Period shall be a Business Day and, if not, the applicable Borrower shall be deemed to have selected a LIBOR Period the last day of which is the first Business Day following the last day of the LIBOR Period selected by the applicable Borrower; and

(c)	the last day of each LIBOR Period for each LIBOR Advance shall be on or before the Credit B Maturity Date.

"LIBOR Rate" means, for any LIBOR Period and LIBOR Advance: (i) the rate which appears on the display designated as the British Bankers' Associations' Interest Settlement Rate as quoted on the relevant page of the Telerate Monitor (currently page 3750) for deposits in U.S. Dollars (for a period equal to or approximating to that LIBOR Period) at or about 11:00 a.m. (London, England time) on the day that is two Business Days preceding the first day of that LIBOR Period; or (ii) if that display is not then available for U.S. Dollars, the rate (expressed as a percentage rounded to the nearest 0.0001 percentage point) at which deposits in U.S. Dollars, in an amount comparable to LIBOR Advance, are offered by the Lender (for a period equal to or approximating to that LIBOR Period) to leading European banks in the London Interbank Market at or about 11:00 a.m. (London, England time) two Business Days preceding the first day of that LIBOR Period for delivery on the first day of that LIBOR Period.

"Loan Parties" means, collectively, the Borrowers and all Guarantors and "Loan Party" means any one of them.

"Maintenance Capex" means expenditures for the maintenance, repair, restoration or other preservation of the property or assets of a Person that are, in accordance with GAAP, classified as capital expenditures.

"Material Adverse Effect" means any such matter, event or circumstance that individually or in the aggregate could, in the opinion of the Lender, acting reasonably, be expected to have a material adverse effect on:

(a)
the business, financial condition, operations, property, assets or undertaking of the Borrowers and Guarantors, taken as a whole; provided however, in the case of a matter, event or circumstance which has a material adverse effect on the global or Canadian economy in general, such matter, event or circumstance shall not constitute a "Material Adverse Effect" so long as the Borrowers and Guarantors are otherwise in compliance with their respective covenants and no Default or Event of Default has occurred under this Agreement for the other Credit Documents to which they are a party;

(b)	the ability of the Borrowers and Guarantors to pay and perform their Obligations in accordance with this Agreement, any of the Security or any other Credit Documents;

(c)	the validity or enforceability of this Agreement or any other Credit Document;

(d)	the rights and remedies of the Lender under the Credit Documents; or

(e)	the priority ranking of any of the Encumbrances granted by the Security or the rights or remedies intended or purported to be granted to the Lender under or pursuant to the Security.

"Material Subsidiary" means any Subsidiary of a Loan Party (other than Century Casino) whose total assets constitute more than 10% of the Consolidated Total Assets of the Consolidating Loan Parties or whose total revenue in any consecutive twelve (12) month period constitutes more than 10% of the consolidated total revenue of the Consolidating Loan Parties for then preceding consecutive twelve (12) month period, or who has provided the Lender Material Subsidiary Security over all its present and future Property.

"Material Subsidiary Security" means the guarantee and security documents described in Section 6.6 to be provided to the Lender by each Material Subsidiary.

"Modified Consolidated Basis" means the consolidation of financial results for the Borrowers, 1214741, Century Properties Calgary and the Material Subsidiaries.

     "Net Proceeds" means any one or more of the following:

(a)
with respect to any Asset Disposition by Consolidating Loan Parties, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note, receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition, less the sum of (x) reasonable amounts payable to any Person to discharge Permitted Encumbrances on the assets forming part of the Asset Disposition, and (y) reasonable fees (including, without limitation, reasonable legal fees), commissions and other out-of-pocket expenses incurred or paid for by the Consolidating Loan Parties to any Person in connection with such Asset Disposition (as evidenced by supporting documentation provided to the Lender) , and

(b)
with respect to the incurrence of any Funded Debt or the issuance of Shares by the Consolidating Loan Parties, the net amount equal to the aggregate amount received in cash in connection with such incurrence or issuance, less the reasonable fees (including without limitation, reasonable legal fees), commissions and other out-of-pocket expenses owed or paid to any Person (as evidenced by supporting documentation provided to the Lender).

"Obligations" means all of the present and future indebtedness, liabilities and obligations, direct or indirect, absolute or contingent, matured or unmatured of the Loan Parties owing to the Lender and the Hedge Providers under, pursuant to or in connection with the Credit Documents and the Hedge Agreements, including without limitation all principal, interest, fees, indemnities, costs and expenses owing by the Loan Parties thereunder.

"Outstanding Principal" means, at any time, the aggregate of: (a) the principal amount of all outstanding Prime Rate Advances, plus the Equivalent Amount in Cdn Dollars of the principal amounts outstanding of all US Base Rate Advances and LIBOR Advances; and amounts outstanding under the Ancillary Facility; (b) the Equivalent Amount in Cdn Dollars of the Face Amount in respect of outstanding Letters of Credit; and (c) the Face Amount of all outstanding BA Advances.

"Permits" means governmental licenses, authorizations, consents, registrations, exemptions, permits and other approvals required by Applicable Laws.

"Permitted Encumbrances" means, with respect to any Person, the following:

(a)
encumbrances for taxes, rates, assessments or other governmental charges or levies not yet due (or if overdue are being contested by such Person diligently and in good faith by appropriate proceedings);

(b)
purchase Money Security Interests, Capital Leases and Encumbrances perfected by the financing statements registered against the Consolidating Loan Parties identified in Schedule "E" at the Alberta Personal Property Registry; and which, in respect of the Consolidating Loan Parties, in the aggregate do not at any time secure obligations exceeding $500,000;

(c)
inchoate Encumbrances imposed or permitted by laws such as garagemens' liens, carriers' liens, builders' liens, materialmens' liens and other liens, privileges or other charges of a similar nature which relate to obligations not due or delinquent or if due or delinquent are being contested by such Person diligently and in good faith by appropriate proceedings;

(d)
encumbrances to secure its assessments or current obligations which are not at the time overdue or otherwise dischargeable by the payment of money, and which are incurred in the ordinary course of its business under workers' compensation laws, unemployment insurance or other social security legislation or similar legislation, provided that such Encumbrances are in amounts commensurate with such current obligations;

(e)
encumbrances or any rights of distress reserved in or exercisable under any lease or sublease to which it is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and it is then in compliance in all material respects with such terms;

(f)
the right reserved to or vested in any Governmental Authority by the terms of any lease, license, grant or Permit or by any statutory or regulatory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(g)	the Security;

(h)	Encumbrances registered against title to the lands on which the Calgary Casino and the Edmonton Casino are located as described in Schedule "E" attached hereto; and

(i)	other Encumbrances agreed to in writing by the Lender;

provided that in each case where it is contesting any obligations, taxes or assessments as contemplated herein, such Encumbrances shall only be Permitted Encumbrances (A) if such Person establishes to the satisfaction of the Lender (acting reasonably) a sufficient reserve for, or if requested by the Lender, deposits with a court of competent jurisdiction or assessing authority, or to such other Person as is acceptable to the Lender, acting reasonably, sufficient funds for the total amount claimed to be secured by such Encumbrances, where the application of such reserve or funds would result in their discharge, and (B) for so long as such contestation effectively postpones the enforcement of the rights of the holder thereof.

"Permitted Investments" means (i) Investments in a Borrower or a wholly owned Subsidiary of a Consolidating Loan Party and if such Subsidiary is a Material Subsidiary, provided that such Material Subsidiary has granted to the Lender the Security and other documents required in accordance with Section 10.1(i), and (ii) Investments in Capital Assets which are permitted in accordance with Section 10.3(j).

"Person" means any individual, sole proprietorship, corporation, company, partnership, unincorporated association, association, institution, entity, party, trust, joint venture, estate or other judicial entity or any governmental body.

"Prime Rate" means the floating annual rate of interest established by the Lender from time to time as the reference rate of interest it uses to determine the interest rate it will charge for loans in Canadian Dollars to its customers in Canada and designated as its "Prime Rate".

"Prime Rate Advance" means an Advance in Canadian Dollars (including all amounts advanced to a Borrower by way of overdraft) bearing interest based on the Prime Rate Advance Rate and includes deemed Prime Rate Advances provided for in Sections 8.10 and 8.18.

"Prime Rate Advance Rate" means the per annum rate of interest equal to the Prime Rate plus, the percentage rate per annum indicated beside the reference to "Prime Rate Margin" in the definition of "Applicable Margin".

"Property" means, with respect to any Person, all or any portion of its undertaking, property and assets.

"Purchase Money Obligations" means any indebtedness incurred, assumed or owed by the Consolidating Loan Parties as all or part of, or incurred or assumed by the Consolidating Loan Parties to provide funds to pay all or part of the purchase price of any property or assets acquired by the Consolidating Loan Parties provided that:

(a)	the aggregate principal amount of all such indebtedness does not, at any time, exceed $500,000; and

(b)
none of the Consolidating Loan Parties or an Affiliate thereof, immediately prior to entering into an agreement for the acquisition of such property or assets, owns or has any interest in, or any entitlement to own, or has any interest in, the property or assets or a portion thereof being so acquired.

"Purchase Money Security Interest" means an Encumbrance created by the Consolidating Loan Parties securing Purchase Money Obligations, provided that (i) such Encumbrance is created substantially simultaneously with the acquisition of such assets, (ii) such Encumbrance does not at any time encumber any property other than the property financed by such Purchase Money Obligations, (iii) the amount of Purchase Money Obligations secured thereby is not increased subsequent to such acquisition, and (iv) the principal amount of Purchase Money Obligations secured by any such Encumbrance at no time exceeds 100% of the original purchase price of such property at the time it was acquired, and in this definition, the term "acquisition" shall include, without limitation, a Capital Lease, the term "acquire" shall have a corresponding meaning.

"Requirement of Law" means, as to any Person, any law, treaty, regulation, ordinance, decree, judgment, order or similar requirement made or issued under sovereign or statutory authority and applicable to or binding upon that Person, or to which that Person or any of its Property is subject.

"Receivable" means an account receivable owing to the Consolidating Loan Parties from the sale of goods or the provision of services to its customers.

"Responsible Officer" means the chief executive officer, president, any executive vice-president, the chief financial officer, any vice-president, treasurer or other officer.

"Rollover" means a rollover of a BA Advance into another BA Advance, or a LIBOR Advance into another LIBOR Advance, or a rollover of a Letter of Credit Advance into another Letter of Credit Advance as permitted hereby and "Rolled Over" has a corresponding meaning.

"Section" means the designated section of this Agreement.

"Security" means the guarantees and security held from time to time by the Lender, securing or intended to secure payment and performance of the Obligations, including without limitation the guarantees and security described in Section 6.6.

"Senior Funded Debt" means, with respect to the Consolidating Loan Parties, the Funded Debt of the Consolidating Loan Parties, excluding Funded Debt of the Consolidating Loan Parties that has been subordinated and postponed to the payment and performance of the Obligations of the Loan Parties to the Lender, pursuant to a postponement and subordination agreement in form and substance satisfactory to the Lender, acting reasonably.

"Senior Funded Debt to EBITDA Ratio" means at any time, the ratio of:

(a)	the Senior Funded Debt of the Consolidating Loan Parties, at the end of the most recently completed twelve month period, to

(b)	the EBITDA of the Consolidating Loan Parties determined for the most recently completed twelve month period.

"Shareholders' Equity" means, at any time, the aggregate of the shareholders' equity in the Borrowers, as shown on the consolidated Financial Statements of the Borrowers plus the amount of unsecured Funded Debt incurred by the Borrowers from time to time that has been subordinated and postponed to the payment and performance of the Obligations of the Consolidating Loan Parties to the Lender, pursuant to a subordination agreement in form and substance satisfactory to the Lender, acting reasonably.

"Shares" means shares in the capital stock of any corporation or other ownership interests in a partnership or other Person including without limitation, shares, units or interests which carry a residual right to participate in the earnings of such corporation, partnership or other Person or, upon the liquidation or winding up of such corporation, partnership or other Person, to share in its assets.

"Standby Fee" means the fee payable to the Lender on the undrawn portion of Credit A and Credit B, as provided in Section 6.4.

"Standby Fee Rate" means from time to time, the applicable percentage rate per annum indicated beside the reference to "Standby Fee Rate" in the definition of "Applicable Margin.

"Structuring Fee" means the structuring fee in the amount of $130,500 previously earned by the Lender and payable to the Lender in accordance with Section 6.5 herein.

"Subsequent Credit B Drawdown" means a Drawdown under Credit B by a Borrower, after the Initial Credit B Drawdown.

"Subsequent Credit B Drawdown Amount" means the amount of each Subsequent Credit B Drawdown.

"Subsidiary" means, as to any Person, another Person in which such Person and/or one or more of its Subsidiaries owns or controls, directly or indirectly, sufficient voting Shares to enable it or them (as a group) to ordinarily elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or trust, if more than a 50% interest in the profits or capital thereof is owned by such Person and/or by or in conjunction with one or more of its Subsidiaries.  Unless the context otherwise clearly requires, any reference herein to a "Subsidiary" is a reference to a Subsidiary of the Consolidating Loan Parties.

"Taxes" means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar impositions payable, levied, collected, withheld or assessed as of the date of this Agreement or at any time in the future under the laws of Canada or any political subdivision thereof, and "Tax" shall have a corresponding meaning.

"Unfinanced Capital Expenditures" at any time, means, the Capital Expenditures incurred by the Consolidating Loan Parties (on a consolidated basis) for the previous twelve month period, less the principal amount of all Advances under Credit B used to pay for such Capital Expenditures as at the end of such twelve month period and any Capital Expenditures funded by operating or Capital Leases.  In no event shall Unfinanced Capital Expenditures be less than zero for Financial Covenant calculation purposes under this Agreement.

"US Base Rate" means, on any day, the floating annual rate of interest equal to the greater of:

(a)
on any day, the floating annual rate of interest established from time to time by the Lender as the reference rate it will use to determine rates of interest on US Dollar loans to its customers in Canada and designated as its "US Dollar Base Rate"; and

(b)	a rate of interest per 365 or 366 day period, as applicable, equal to the Federal Funds Rate plus 100 bps.

"US Base Rate Advance" means the portion of an Advance made available by the Lender to a Borrower pursuant to Section 8.2 and outstanding from time to time, which is denominated in US Dollars and on which such Borrower has agreed to pay interest in accordance with Section 6.2, and includes deemed US Base Rate Advances provided for in Sections 8.20 and 8.22.

"US Dollars" and the symbol "US$" each means lawful money of the United States of America.

1.2	Knowledge

Where any representation, warranty or other provision of this Agreement is qualified by reference to the knowledge of the Borrowers, after reasonable inquiry, it shall be deemed to refer to the actual knowledge of the Chief Financial Officer (or other senior officer performing the equivalent duties and responsibilities) of Century Casino after having made such inquiries of those Responsible Officers of the Borrowers, and, if as a result of the actual knowledge of such Responsible Officers after having made such inquiries, there is an issue or matter known that would reasonably require advice from professional advisors, the professional advisors of the Borrowers likely to have knowledge of the relevant subject matter.

1.3	Accounting Terms and Computations

Each accounting term used in this Agreement has the meaning assigned to it under GAAP unless otherwise defined herein and reference to any balance sheet item or income statement item means such item as computed from the applicable statement prepared in accordance with GAAP.  All Financial Statements required to be delivered hereunder shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved.

1.4	Schedules

Schedule A                                -           Form of Compliance Certificate
Schedule B                                -           Form of Drawdown Notice
Schedule C                                -           Closing Date Litigation
Schedule D                                -           Disclosure Schedule
Schedule E                                 -           Permitted Encumbrances

ARTICLE II

CREDIT A

2.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, the Lender agrees to provide a revolving credit ("Credit A") for the use of the Borrowers in the maximum aggregate amount of the Credit A Facility Limit.  At the option of a Borrower, Credit A may be used by such Borrower by requesting: (i) Prime Rate Advances from the Lender or by maintaining an overdraft in a Designated Account; and/or (ii) US Base Rate Advances from the Lender; and/or (iii) Letter of Credit Advances from the Lender.  The Lender agrees to provide the Ancillary Facility to the Borrowers up to the maximum aggregate amount of $100,000 (with individual credit limits of up to $30,000), which for greater certainty shall form part of Credit A.

2.2	Commitment and Revolvement of Credit A

The principal amount of any Advance under Credit A that is repaid may, subject to the terms of this Agreement, be reborrowed (up to the Credit A Facility Limit) from time to time.  Credit A is a revolving committed facility and Drawdowns shall, subject to the provisions of this Agreement, be made available to the Borrowers by the Lender until the Credit A Maturity Date.

2.3	Use of Credit A

Credit A shall only be used for general corporate purposes of the Borrowers and their Affiliates, including, without limitation: (i) to pay the fees, costs and expenses relating to the Credits and the preparation, negotiation and settlement of this Agreement, the Security and the other Credit Documents; (ii) for ongoing working capital requirements; and (iii) for Letter of Credit requirements of AGLC and other Governmental Authorities.

ARTICLE III

CREDIT B

3.1	Amount and Availment Options

Upon and subject to the terms and conditions of this Agreement, Lender agrees to provide a committed, non-revolving, reducing term credit ("Credit B") for the use of the Borrowers in the amount of the Credit B Facility Limit.  At the option of a Borrower, Credit B may be used by such Borrower by requesting: (i) Prime Rate Advances from the Lender; (ii) US Base Rate Advances from the Lender; (iii) BA Advances from the Lender and/or (iv) LIBOR Advances from the Lender.

3.2	Committed and Non-Revolving Credit B

Credit B is a committed non-revolving, reducing term credit and the principal amount of Drawdowns under Credit B that is repaid from time to time may not be reborrowed.

3.3	Use of Credit B

Subject to the provisions of this Agreement, Credit B shall only be used and shall only be made available to the Borrowers as follows:

(a)	one Drawdown to be made available to Century Resorts Alberta Inc., of up to $11,000,000 for the purpose of repaying all of the CWB Obligations;

(b)
for working capital or general corporate purposes of either Borrower or any of their Affiliates, up to $14,000,000, available by way of multiple draws by a Borrower from time to time following the Closing Date; and

(c)
any unused portion of the Drawdown permitted in Subsection (a) above after the full and final payment of the CWB Obligations shall be available to a Borrower or any of their Affiliates by way of multiple draws from time to time thereafter for working capital or general corporate purposes of either Borrower or any of their Affiliates.

ARTICLE IV

CREDIT C

4.1	Amount and Availment Options

The Lender or an Affiliate of the Lender, as a Hedge Provider, may, in its sole discretion, make available to the Borrowers (or either of them), interest rate hedges and currency exchange hedges with a maximum Deemed Risk equal to the Credit C Facility Limit ("Credit C").  Credit C shall be used by the Borrowers for the purpose of hedging interest rate risk or currency exchange rate risk.  The Borrowers may utilize Credit C by entering into Hedge Agreements with a Hedge Provider from time to time (subject to availability) upon such terms and conditions as may be offered by such Hedge Provider from time to time, but the maximum term of any Interest Rate Hedge Agreement shall in no event exceed 5 years and the maximum term of any Currency Hedge Agreement shall in no event exceed 12 months. If the maximum Deemed Risk at any time exceeds the Credit C Facility Limit, the Borrowers shall, within ten (10) Business Days, take such steps as are required to reduce the maximum Deemed Risk to an amount less than the Credit C Facility Limit.

Prior to engaging in any Hedge Agreements under Credit C, each Borrower shall first execute and deliver to such Hedge Provider an ISDA Master Agreement, and such other documentation as each Hedge Provider may require, for any such transactions, the terms of which are not inconsistent with this Agreement and which provide that this Agreement is a Credit Support Document as defined therein.  For greater certainty, the obligations of the Borrowers under Credit C shall be secured by the Security on a pari passu basis and shall rank pari passu with all Obligations under the other Credits.

ARTICLE V

REPAYMENT AND REDUCTION OF CREDITS

5.1	Repayment of Advances

The Borrowers shall pay all principal, interest and other amounts arising under the Ancillary Facility in accordance with the provisions of the MasterCard account agreement entered into by the Borrowers and the Lender from time to time.

On the Credit A Maturity Date and the Credit B Maturity Date, the Borrowers shall repay in full all Obligations which are then outstanding under Credit A and Credit B, respectively.

The Borrowers shall repay in full all Obligations under each Hedge Agreement entered into under Credit C on the contract maturity of such Hedge Agreement or as otherwise specified in such Hedge Agreement.

5.2	Voluntary Reduction of Credits

The Borrowers may, at any time, upon giving at least three (3) Business Days' prior written notice to the Lender, permanently reduce, in whole or in part, any portion of Credit A or Credit B.  Any such reduction will be in a minimum amount of $100,000 in the case of Credit A or $1,000,000 in the case of Credit B.  The amount referred to in (i) of the definition of Credit A Facility Limit and/or Credit B Facility Limit (as applicable) shall be reduced by an amount equal to the amount of Credit A or Credit B (as applicable) cancelled or reduced.  Any such reduction of the Credit A Facility Limit or the Credit B Facility Limit shall only be effective if on or prior to the last day of such three (3) Business Day notice period, the Borrowers have:

(a)
prepaid or otherwise reduced Advances outstanding to the Lender in an amount equal to the amount by which Advances outstanding to the Lender exceeds the amount of the Credit A Facility Limit or the Credit B Facility Limit immediately after the reduction provided for in such notice;

(b)	paid all accrued interest and other charges and fees in respect of the Advances being repaid or reduced as aforesaid (including without limitation, amounts payable pursuant to Section 13.10); and

(c)
paid all amounts required to be paid in connection with the termination of all or any part of any Hedge Agreements required as a result of such repayment of Advances so that the aggregate notional principal amount of all Interest Rate Hedge Agreements does not exceed the Outstanding Principal under Credit B.

Any such notice of cancellation is irrevocable and the amount of the applicable Credit so cancelled and reduced may not be reinstated hereunder.  For clarity, the Borrowers may not by reason of any such reduction or cancellation contemplated by this Section pay:

(d)	any Bankers' Acceptance prior to its maturity date; or

(e)
any LIBOR Advance prior to the end of the applicable LIBOR Period unless the Borrowers indemnify the Lender for any loss or expense that the Lender incurs as a result thereof, including any breakage costs, and each such repayment shall be in a minimum amount of US$1,000,000 and in a whole multiples of US$100,000.

Any repayments under this Section in respect to Credit B shall be applied in inverse order of maturity of Credit B.

5.3	Repayment of Credit B Outstanding Principal and Reduction of Credit B

Drawdowns under Credit B from time to time shall be amortized over a ten year period.  Outstanding Principal under Credit B shall be payable by the Borrowers to the Lender on the first Credit B Reduction Date and on each Credit B Reduction Date thereafter in an aggregate amount equal to the Credit B Scheduled Reductions.  Credit B Scheduled Reductions paid by the Borrowers (or either of them) to the Lender may not be re-borrowed by the Borrowers. On each such Credit B Reduction Date, the amount referred to in (i) of the definition of Credit B Facility Limit shall be reduced by the amount of the Credit B Scheduled Reduction.

5.4	Mandatory Repayments

At any time any of the Obligations under Credit B are outstanding, the Borrowers shall make additional payments of Outstanding Principal under Credit B to the Lender, as follows:

(a)
an amount equal to the Net Proceeds in excess of $500,000 in the aggregate from any Asset Disposition by the Consolidating Loan Parties (other than the sale of inventory in the ordinary course of business and for the purpose of carrying on the same) in any Fiscal Year shall be used to repay Outstanding Principal under Credit B (to be applied in inverse order of maturity) within ten (10) Business Days of receipt, except to the extent that the Net Proceeds from such Asset Disposition are reinvested (other than in cash or Cash Equivalents) in the Business within ninety (90) days of the receipt of such Net Proceeds;

(b)
an amount equal to the Net Proceeds from the incurrence of any Funded Debt or the issuance of Shares by the Consolidating Loan Parties shall be used to repay Outstanding Principal under Credit B (to be applied in inverse order of maturity) within ten (10) Business Days after receipt; and

(c)
an amount equal to all proceeds of insurance claims payable to the Consolidating Loan Parties and, for greater certainty, excluding amounts received by the Consolidating Loan Parties from an insurer in respect of third party liability coverage (including, without limitation, coverage for director and officer liability) in respect of any of the Property of the Consolidating Loan Parties ("Insurance Proceeds"), shall be used to repay Outstanding Principal under Credit B (to be applied in inverse order of maturity) within ten (10) Business Days after receipt, except to the extent that the Insurance Proceeds are reinvested (other than in cash or Cash Equivalents) in the Business within ninety (90) days of receipt of such Insurance Proceeds.

The amount referred to in (i) of the definition of Credit B Facility Limit shall be reduced by the amount of Outstanding Principal under Credit B paid by the Borrowers to the Lender under this Section 5.4.

5.5	Facility Limits

The Outstanding Principal under Credit A shall be repaid by the Borrowers such that the aggregate Outstanding Principal under Credit A does not at any time exceed the Credit A Facility Limit.  The Outstanding Principal under Credit B shall be repaid by the Borrowers such that the Outstanding Principal under Credit B does not at any time exceed the Credit B Facility Limit.

ARTICLE VI

INTEREST RATES, FEES AND SECURITY

6.1	Interest Rates, Letter of Credit Fees and Bankers' Acceptance Stamping Fees

Each Borrower shall pay: (i) interest in arrears on each Interest Payment Date on each Prime Rate Advance made to such Borrower at a rate per annum equal to the applicable Prime Rate Advance Rate. Such interest shall be calculated monthly in arrears and be payable on each Interest Payment Date for the calendar month immediately prior to the Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable).  A change in the Prime Rate will simultaneously cause a corresponding change in the interest payable for a Prime Rate Advance, and a change in the Applicable Margin will cause a change in the interest payable as provided for in the definition of "Applicable Margin"; (ii) fees and interest on amounts outstanding under the Ancillary Facility at the rate per annum from time to time advised to the Borrowers by the Lender pursuant to the MasterCard account agreements, in accordance with the provisions of such account agreements, and (iii) fees on Letter of Credit Advances made at the request of such Borrower at a rate per annum equal to the Letter of Credit Rate on the Face Amount of such Letter of Credit, as provided for in Section 8.17.  Such fees shall be calculated quarterly in arrears and be payable on the last day of each calendar quarter for such calendar quarter and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable).  A change in the Applicable Margin will cause a change in the Letter of Credit fees payable as provided for in the definition of "Applicable Margin". Each Borrower shall pay the applicable Bankers' Acceptance Stamping Fee at the time of each BA Advance requested by such Borrower.  The Bankers' Acceptance Stamping Fee shall be calculated at the applicable BA Stamping Fee Rate, based on a year of 365 days.

6.2	Interest on US Base Rate Advances

Each Borrower shall pay to the Lender interest on each Interest Payment Date on each US Base Rate Advance made to such Borrower at a rate per annum equal to the US Base Rate plus the Applicable Margin.  Such interest shall be calculated monthly in arrears and be payable on each Interest Payment Date for the calendar month immediately prior to the Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days (as applicable).  A change in the US Base Rate will simultaneously cause a corresponding change in the interest payable for a US Base Rate Advance, and a change in the Applicable Margin will cause a change in the interest payable as provided for in the definition "Applicable Margin".

6.3	Interest on LIBOR Advances

Each Borrower shall pay to the Lender interest on each LIBOR Advance made to such Borrower at a rate per three hundred sixty (360) day period equal to the LIBOR Rate, plus the Applicable Margin. A change in the Applicable Margin will cause a change in the interest payable as provided for in the definition of "Applicable Margin". Such interest shall be payable on the last day of the applicable LIBOR Period, or, if the LIBOR Period is longer than three (3) months, every three (3) months and on the last day of the applicable LIBOR period. All interest shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance or the previous date on which interest was payable, as the case may be, to but excluding the date on which interest is payable, or the last day of the LIBOR Period, as the case may be, both before and after maturity, demand, default and judgment, with interest on overdue principal and interest at the rate provided for in this Agreement payable on demand.  The principal and overdue interest with respect to a LIBOR Advance, upon the expiry of the LIBOR Period applicable to such LIBOR Advance, shall bear interest, payable on demand, calculated at the rates applicable to principal and overdue interest (as the case may be) with respect to US Base Rate Advances.

6.4	Standby Fees

The Borrowers shall pay to the Lender a standby fee calculated at the rate per annum (based on a year of 365 or 366 days, as applicable) equal to the Standby Fee Rate, for the period from and after the date of this Agreement, on the aggregate average daily undrawn balance of Credit A and Credit B.  The Standby Fees shall be calculated daily and payable by the Borrowers quarterly in arrears on the first Business Day after the end of each calendar quarter.

6.5	Structuring Fees

The Borrowers shall pay to the Lender the Structuring Fee on the Initial Drawdown Date.

6.6	Security

The Borrowers shall and shall cause each other Consolidating Loan Party to execute and deliver the following security to the Lender from time to time:

(a)	fixed and floating charge demand debentures in the principal amount of $35,000,000 to be issued by each of the Consolidating Loan Parties in favour of the Lender;

(b)	debenture pledge agreements to be executed by each of the Consolidating Loan Parties in connection with the debentures issued to the Lender, as described above;

(c)
assignments of material leases and material contracts (together with all consents and acknowledgements from the counter parties to such material leases and material contracts as the Lender may reasonably request to be granted by the Consolidating Loan Parties in favour of the Lender);

(d)	share pledge agreements granted by the Consolidating Loan Parties in favour of the Lender pursuant to which the Shares in each Subsidiary are pledged to the Lender;

(e)
share pledge agreements to be granted by each holder of Shares in the capital of each Borrower, 1214741, and Century Properties Calgary, in favour of the Lender, pursuant to which such Shares are pledged to the Lender;

(f)
an assignment of insurance granted by the Consolidating Loan Parties in favour of the Lender, together with a corresponding Certificate of Insurance or Binder confirming the insurance in effect and noting the Lender as first loss payee and additional insured;

(g)
a guarantee granted by each Borrower to the Lender, pursuant to which such Borrower guarantees the payment and performance of all present and future indebtedness, liabilities and obligations of the other Borrower to the Lender and the Hedge Providers;

(h)
a guarantee granted by each Guarantor to the Lender pursuant to which such Guarantor guarantees the payment and performance of all present and future indebtedness, liabilities and obligations of the Borrowers to the Lender and the Hedge Providers;

(i)
postponement and assignment of creditors' claims agreement executed by each holder of Shares in the capital of the Consolidating Loan Parties and any other related parties who have provided loans to any of the Consolidating Loan Parties; and

(j)
all other assignments, mortgages, charges, pledges, guarantees, debentures and other security agreements, consents and acknowledgments (including negative pledges) from time to time from or granted by the Consolidating Loan Parties in favour of the Lender and the Hedge Providers (or any of them) as the Lender may reasonably require.

The Security listed above shall be in form and substance satisfactory to the Lender, acting reasonably.

The Lender shall, at the Borrowers' expense, register, file or record the Security in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the Encumbrances created by the Security.

ARTICLE VII

DISBURSEMENT CONDITIONS

7.1	Conditions Precedent to the Initial Drawdown

The obligation of the Lender under this Agreement to make the initial Advance is subject to and conditional upon the following (unless otherwise waived by the Lender, in its sole discretion):

(a)	receipt by the Lender, of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender, acting reasonably:

(i)	this Agreement, duly executed and delivered by each Borrower;

(ii)	certified copies of the Constating Documents of each Borrower and each Guarantor;

(iii)	certificates of incumbency of each Borrower and each Guarantor;

(iv)
certified copies of the resolutions of the board of directors of each Borrower and each Guarantor authorizing the execution, delivery and performance of its respective obligations under the Credit Documents to which each is a party;

(v)	a Drawdown Notice duly completed and executed by the Borrowers;

(vi)	completed environmental checklist in the Lender's standard form with respect to all real estate owned or leased by the Consolidating Loan Parties;

(vii)	duly executed copies of the Security, duly registered, where applicable;

(viii)
releases, discharges and postponements (in registrable form where appropriate) covering all Encumbrances affecting the collateral Encumbered by the Security which are not Permitted Encumbrances (including without limitation, releases and discharges of the CWB Debt Documents), if any, or undertakings satisfactory to the Lender to provide such releases, discharges and postponements;

(ix)
letters of opinion of counsel to the Borrowers and the Guarantors, addressed to the Lender and to Fraser Milner Casgrain LLP relating to, among other things, the subsistence of the Borrowers and the Guarantors, and the due authorization, execution, delivery and enforceability of the Credit Documents to which each is a party; and

(x)	all operation of account documentation as the Lender may reasonably require;

(b)
receipt of all Governmental Authority, regulatory, securities and/or other third party consents relating to the Business, including any applicable consents required from AGLC pursuant to the Gaming and Liquor Act (Alberta) and its associated Regulations in a form and on terms satisfactory to the Lender;

(c)	the Borrowers shall have paid all fees, costs and expenses then due in respect of the Credits and the Credit Documents;

(d)	the Borrowers shall provide to the Lender evidence (in form and substance satisfactory to the Lender) confirming that the Shareholders Equity of the Borrowers is at least $20,000,000.00

(e)
the Borrowers shall have provided evidence to the Lender (in form and substance satisfactory to the Lender) that the Business carried on by the Consolidating Loan Parties has generated a minimum EBITDA of $7,000,000.00 for the twelve months immediately prior to the Closing Date;

(f)	the Borrowers shall provide:

(i)
the Financial Statements including the details of operation for both the Calgary Casino and the Edmonton Casino for not less than the three (3) most recently completed Fiscal Years from the date that the Consolidating Loan Parties began operating the Calgary Casino and the Edmonton Casino;

(ii)	the most current management prepared interim consolidated Financial Statements; and

(iii)
a 3 year (on a monthly basis for the first year) financial forecast for both the Calgary Casino and the Edmonton Casino businesses including a statement of cash flows and a detailed Capital Expenditure Budget;

(g)
each Borrower shall have provided to the Lender a Compliance Certificate confirming that the Senior Funded Debt to EBITDA Ratio of the Consolidating Loan Parties, on the Closing Date shall not be greater than 2.75:1.00 and confirming each Borrower is in compliance with all of the provisions of this Agreement including all other Financial Covenants, on a pro forma basis;

(h)	receipt of evidence, to the satisfaction of the Lender, that appropriate levels of insurance coverage is in place;

(i)	the Lender shall be satisfied with the results of the due diligence relating to the Borrowers and Guarantors and their respective officers, including without limitation:

(i)	all leases and material agreements entered into by the Consolidating Loan Parties;

(ii)	in respect of the real property owned by the Consolidating Loan Parties:

(A)
all environmental reviews or reports, including the environmental reviews and reports provided by the Consolidating Loan Parties in connection to the Calgary Casino and the Edmonton Casino (which environmental reviews and reports shall be in form and substance satisfactory to the Lender); and

(B)
appraisals from real property appraisers for the lands on which each of the Calgary Casino and the Edmonton Casino is located (together with transmittal letters from such appraisers allowing the Lender to rely on such appraisals);

(iii)	the industry and economic factors associated with the Business;

(iv)	credit background checks, including satisfactory banker's report from CWB with respect to the Borrowers;

(v)
review and confirmation of compliance by the Consolidating Loan Parties of compliance with all requirements of AGLC with respect to the operation of the Business, including internal processes and audits with respect to AML Legislation; and

(vi)	all accounting, tax, business, regulatory, and legal due diligence;

(j)
Century Resorts Alberta Inc. shall have provided to the Lender evidence of the cancellation of the CWB Credit Agreement and the arrangements for the repayment of all of the CWB Obligations in full on the Closing Date as set out in Section 3.3(a)(with such evidence and arrangements satisfactory to the Lender, acting reasonably); and

(k)	no event or circumstance shall have occurred that could reasonably be expected to have a Material Adverse Effect.

7.2	Conditions Precedent to Advances

The obligation of the Lender to make any Advance (including the initial Advance) is subject to the conditions precedent that:

(a)	no Event of Default or Default has occurred and is continuing on the date of the Advance, or would result from making the Advance;

(b)
the representations and warranties in this Agreement and in any of the other Credit Documents shall be true and correct as if made on and as of the Drawdown Date, the Rollover Date or the Conversion Date (as applicable); and

(c)	the Lender has received timely notice as required under Section 8.5.

The foregoing conditions precedent shall not apply to any deemed Advance contemplated pursuant to Sections 8.10 and 8.18.

7.3	Waiver

The conditions in Sections 7.1 and 7.2 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part (in its sole discretion and with or without terms or conditions) in respect of any Advance.

ARTICLE VIII

PRIME RATE ADVANCES, BA ADVANCES, LIBOR ADVANCES, US BASE RATE ADVANCES

AND LETTER OF CREDIT ADVANCES

8.1	Prime Rate Advances

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, the Lender will make the requested amount of Prime Rate Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower, as applicable, by crediting such amount to the Designated Account maintained by such Borrower at the Branch of Account, or in the case of the initial Drawdown by the Lender forwarding the amount of such Advance to the solicitors to the Borrowers or the Lender, upon such trust conditions as the Lender may reasonably require. Prime Rate Advances shall also be available under Credit A by a Borrower maintaining an overdraft in a Canadian Dollar Designated Account.

Each Prime Rate Advance under Credit B shall be in a minimum amount of $500,000 and in whole multiples of $100,000 thereafter. The Borrowers shall pay interest to the Lender at such address as the Lender designates from time to time on all such Prime Rate Advances outstanding from time to time hereunder at the applicable rate of interest specified in Section 6.1. Interest on each Prime Rate Advance shall be calculated daily and payable monthly on each Interest Payment Date on the basis of the actual number of days in the applicable year.  All interest shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance or the previous date on which interest was payable, as the case may be, to but excluding the date on which interest is payable, both before and after demand, maturity, default and judgment, with interest on overdue interest at the rate applicable to Prime Rate Advance Rate plus two percent (2%) per annum and payable on demand.

8.2	US Base Rate Advances

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, the Lender will make the requested amount of a US Base Rate Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower by crediting such amount to a Designated Account maintained by such Borrower.  US Base Rate Advances shall also be available under Credit A by a Borrower maintaining an overdraft in a US Dollar Designated Account.  Each US Base Rate Advance under Credit B shall be in a minimum amount of US$500,000 and in whole multiples of US$100,000 thereafter.

8.3	Evidence of Indebtedness

The indebtedness of the Borrowers resulting from Advances made by the Lender shall be evidenced by records maintained by the Lender.  The records maintained by the Lender shall constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrowers to the Lender and all details relating thereto.  The failure of the Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrowers to pay amounts due hereunder to the Lender in accordance with this Agreement.

8.4	Conversions

Subject to the other terms of this Agreement, a Borrower may from time to time Convert all or any part of the outstanding amount of any Advance made to it into another form of Advance.

8.5	Notice of Advances

Each Borrower shall give the Lender irrevocable written notice, in the form of a Drawdown Notice, of any request for any Drawdown, any Rollover or any Conversion of any Advance under a Credit requested by it. Each Borrower will provide the Lender with at least three (3) Business Days notice of its request for a BA Advance, a Letter of Credit Advance or a LIBOR Advance.  In the event a Borrower fails to give three (3) Business Days prior notice to the Lender of a conversion of a Prime Rate Advance to a BA Advance, the Lender may decline to accept Bankers' Acceptances requested within this three (3) Business Day period.

Notice shall be given on the day of any Prime Rate Advance, provided however, Prime Rate Advances under Credit A, may be made by way of overdraft in a Borrower's Designated Account, without any notice.  Any permanent reduction of a Credit shall only be effective on three (3) Business Days' notice as required by Section 5.2.

Notices in respect of the Credits shall be given not later than 10:00 a.m. (Calgary time) on the date for notice.  Payments (other than those being made solely from the proceeds of Rollovers and Conversions) must be made prior to 10:00 a.m. (Calgary time) on the date for payment.  If a notice or payment is not given or made by those times, it shall be deemed to have been given or made on the next Business Day, unless the Lender agrees, in its sole discretion, to accept a notice or payment at a later time as being effective on the date it is given or made.

8.6	Bankers' Acceptances Power of Attorney

To facilitate the acceptance of drafts hereunder, each Borrower hereby appoints the Lender, acting by the commercial paper clerk (the "Attorney") for the time being at the Lender's main branch in Toronto, Ontario (the "Branch of Account"), the attorney of such Borrower:

(a)
to sign for and on behalf and in the name of such Borrower as drawer, drafts in the Lender's standard form which are "depository bills" under and as defined in the Depository Bills and Notes Act (Canada) (the "DBNA") drawn on the Lender payable to a "clearing house" under the DBNA or its nominee for deposit by the Lender with the "clearing house" after acceptance thereof by the Lender, and

(b)	to fill in the amount, date and maturity date of such drafts;

provided that such acts in each case are to be undertaken by the Lender in accordance with instructions given to the Lender by such Borrower as provided in this Section 8.6.

Instructions to the Lender relating to the execution, completion, discount and/or deposit by the Lender on behalf of a Borrower of drafts which a Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by such Borrower in writing at the Branch of Account with the delivery by such Borrower of a Drawdown Notice pursuant to this Agreement and shall specify the following information:

(a)	reference to the power of attorney contained in this Section of this Agreement;

(b)	a Canadian Dollar amount, which shall be the aggregate face amount of the drafts to be accepted by the Lender in respect of a particular BA Advance;

(c)
a specified period of time as provided in this Agreement which shall be the number of days after the date of acceptance of such drafts that such drafts are to be payable, and the dates of issue and maturity of such drafts; and

(d)	payment instructions specifying the account number of such Borrower at the Branch of Account at which the BA Discount Proceeds are to be credited.

The communication in writing by a Borrower to the Lender of the instructions referred to above shall constitute the authorization and instruction of such Borrower to the Lender to complete and execute drafts in accordance with such information as set out above and the request of such Borrower to the Lender to accept such drafts and deposit the same with the "clearing house" against payment as set out in the instructions.  Each Borrower acknowledges that the Lender shall not be obligated to accept any such drafts except in accordance with the provisions of this Agreement.  The Lender shall be and it is hereby authorized to act on behalf of each Borrower upon and in compliance with instructions communicated to the Lender as provided herein if the Lender reasonably believes them to be genuine.

Each Borrower agrees to indemnify the Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby including the deposit of any draft with the "clearing house"; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the gross negligence or wilful misconduct of the Lender or any of its directors, officers, employees, affiliates or agents.

This power of attorney may be revoked by the Borrowers at any time upon not less than five (5) Business Days' written notice served upon the Lender at the address set out in this Agreement, provided that (i) it may be replaced with another power of attorney forthwith in accordance with the requirements of the Lender; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of the Borrowers in respect of any draft executed, completed, discounted and/or deposited in accordance herewith prior to the time at which such revocation becomes effective.  This power of attorney may be terminated by the Lender at any time upon not less than five (5) Business Days' written notice to the Borrowers.  Any revocation or termination of this power of attorney shall not affect the rights of the Lender and the obligations of the Borrowers with respect to the indemnities of the Borrowers above stated.

This power of attorney is in addition to and not in substitution for any agreement to which the Lender and the Borrowers (or either of them) are parties.

If this power of attorney is revoked or terminated, to facilitate the acceptance of Bankers' Acceptances hereunder, the Borrowers shall from time to time as required by the Lender, provide the Lender with an appropriate number of executed drafts drawn in blank by the Borrowers in the form prescribed by the Lender.  Each Borrower may, at its option, execute any draft by the facsimile signatures of any two (2) of its authorized signing officers, and each Borrower and the Lender are hereby authorized to accept or pay, as the case may be, any draft of such Borrower which purports to bear such facsimile signatures notwithstanding that any such individual has ceased to be an authorized signing officer of such Borrower.  Any such draft or Bankers' Acceptance so executed and completed or executed and completed pursuant to the power of attorney shall be as valid as if he or she were an authorized signing officer of such Borrower at the date of issue of such Bankers' Acceptance.  Any such draft or Bankers' Acceptance may be dealt with by the Lender to all intents and purposes and shall bind each Borrower as if duly signed in each signing officer's own handwriting and issued by such Borrower, and each Borrower shall hold the Lender harmless and indemnified against all loss, costs, damages and expenses arising out of the payment or negotiation of any such draft or Bankers' Acceptance resulting from such drafts not having been duly signed other than any loss, costs, damages or expenses arising out of the gross negligence or willful misconduct of the Lender. The Lender shall not be liable for any failure to accept a Bankers' Acceptance as required hereunder if the cause of such failure, in whole or in part, is due to the revocation or termination of the power of attorney or the failure of the Borrowers to provide executed drafts to the Lender on a timely basis.

The receipt by the Lender of a request for an Advance by way of Bankers' Acceptances shall be the Lender's sufficient authority to complete and sign, and the Lender shall, subject to the terms and conditions of this Agreement, complete and sign (as applicable) such drafts in accordance with such request, and the drafts so completed and signed (as applicable) shall thereupon be deemed to have been presented for acceptance.

8.7	Size and Maturity of Bankers' Acceptances and Rollovers

Each Advance of Bankers' Acceptances shall be in an aggregate amount of not less than $1,000,000 and in whole multiples of $500,000 thereafter.  Each Bankers' Acceptance shall have a term which is not less than 30 days nor more than 180 days after the date of acceptance of the draft by the Lender, but no Bankers' Acceptance may mature on a date which is not a Business Day or on a date which is past the then current Credit B Maturity Date.  The face amount at maturity of a Bankers' Acceptance may be Rolled Over as a Bankers' Acceptance or Converted into another form of Advance permitted by this Agreement in accordance with Section 8.4.

8.8	BA Advances

Provided that all other provisions of this Agreement relating to Advances have been met or satisfied on the applicable Drawdown Date, the Lender shall accept the drafts referred to in the applicable Drawdown Notice and shall discount the Bankers' Acceptances in the market or fund the Bankers' Acceptances at the applicable BA Discount Rate.  Each Borrower hereby authorizes the Lender to complete, sign, stamp, hold, sell, rediscount or otherwise dispose of all Bankers' Acceptances accepted by it in accordance with the instructions provided by such Borrower hereunder or pursuant to the power of attorney referred to in Section 8.6.  The Lender shall then transfer to a Designated Account immediately available Cdn. Dollars in an aggregate amount equal to  the BA Discount Proceeds of all Bankers' Acceptances accepted by it on such Drawdown Date (net of the applicable Bankers' Acceptance Stamping Fee which is payable by such Borrower to the Lender in respect of such Bankers' Acceptances).

8.9	Payment of Bankers' Acceptances

The Borrowers shall provide for the payment to the Lender at the Branch of Account for the account of the Lender of the full Face Amount of each Bankers' Acceptance issued at its request on the earlier of (i) its date of maturity and (ii) the date on which notice is given to the Borrowers pursuant to Section 11.2.

8.10	Deemed Advance - Bankers' Acceptances

Except for amounts which are paid from the proceeds of Rollovers of a Bankers' Acceptance or other Advance or Conversion hereunder, any amount which the Lender pays to any third party on or after the date of maturity of a Bankers' Acceptance in satisfaction thereof or which is owing to the Lender by a Borrower in respect of such Bankers' Acceptance on or after the date of maturity of a Bankers' Acceptance shall be deemed to be a Prime Rate Advance to such Borrower under this Agreement.  Interest shall be payable on such Prime Rate Advances in accordance with the terms applicable to Prime Rate Advances.

8.11	Waiver

Neither Borrower shall claim from the Lender or any other Person any days of grace for the payment at maturity of any Bankers' Acceptances presented and accepted by the Lender pursuant to this Agreement.  Each Borrower waives any defence to payment which might otherwise exist if for any reason a Bankers' Acceptance shall be held by the Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Bankers' Acceptance that is at any time held by the Lender in its own right.

8.12	Degree of Care

Any executed drafts to be used as Bankers' Acceptances which are delivered to the Lender shall be held in safekeeping with the same degree of care as if they were such Lender's own property, and shall be kept at the place at which such drafts are ordinarily held by the Lender.

8.13	Indemnity

The Borrowers hereby indemnify and hold the Lender harmless from any reasonable loss or expense with respect to any Bankers' Acceptance dealt with by the Lender in accordance with the provisions hereof, but shall not be obliged to indemnify the Lender for any loss or expense caused by the gross negligence or wilful misconduct of the Lender.

8.14	Obligations Absolute

The obligations of the Borrowers with respect to Bankers' Acceptances under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a)	any lack of validity or enforceability of any draft accepted by the Lender as a Bankers' Acceptance; or

(b)
the existence of any claim, set-off, defense or other right which either Borrower may have at any time against the holder of a Bankers' Acceptance, the Lender or any other Person or entity, whether in connection with this Agreement or otherwise.

8.15	Telephone Instructions

Subject to any other written agreement between the Borrowers and the Lender, if a Borrower requests that the Lender complete incomplete drafts pursuant to telephone instructions, such instructions are at the risk of such Borrower until confirmed in writing and the Lender shall not have any liability for any failure to carry out the same, wholly or in part, or for any error or omissions in such instructions or the interpretation or execution thereof by the Lender.

8.16	Letters of Credit

Upon timely fulfillment of all applicable conditions as set forth in this Agreement, but subject to the limitations in Section 8.18, the Lender agrees to issue on any Business Day for the account of a Borrower under Credit A, Letters of Credit.

8.17	Letter of Credit Fees

The Borrowers shall pay to the Lender fees calculated in accordance with Section 6.1 and payable quarterly in advance on the date of issuance of each Letter of Credit and on the first day of each subsequent calendar quarter on which such Letter of Credit remains outstanding.  If the Face Amount of a Letter of Credit is reduced (either through presentment for payment or with the consent of the beneficiary thereof) or if the Letter of Credit is cancelled, subject to the Lender receiving a minimum amount of $100 (or such other minimum amount that the Lender may from time to time advise the Borrowers as the minimum fee that the Bank generally requires from its customer with respect to letters of credit issued) for each Letter of Credit issued by it, the portion of such fee that has been paid for the remaining term of the Letter of Credit and for the amount of such reduction or cancellation shall be refunded or returned to the Borrowers.

8.18	Letter of Credit Procedures and Limitations

The following provisions shall apply to Letter of Credit Advances:

(a)	the aggregate Face Amount of all Letters of Credit that may be issued and outstanding shall not at any time exceed $100,000;

(b)	the term of each Letter of Credit shall not exceed 364 days, with no right of further automatic renewal;

(c)	the Lender shall not have any obligation to issue a Letter of Credit until:

(i)	it has been paid the applicable fee(s),

(ii)	such ancillary documents, including applications and indemnities, as it usually requires for similar transactions have been executed and delivered to it, and

(iii)
in the case of the Conversion of an existing Advance to a Letter of Credit Advance, the full amount of the Advance being Converted together with all interest, fees and other amounts applicable thereto have been paid to the Lender; and

(d)
all payments made by the Lender to any Person pursuant to a Letter of Credit shall, unless a Borrower reimburses the Lender for such payment on or before the date it is made, be deemed as and from the date of such payment to be a Prime Rate Advance under Credit A to the Borrower that requested such Letter of Credit Advance, with the proceeds of such Prime Rate Advance being applied against such Borrower’s Obligations to reimburse the Lender for payment made under the applicable Letter of Credit.  If the Lender makes a payment of a Letter of Credit in any currency other than Canadian Dollars and the Borrowers do not reimburse the Lender for such payment in such other currency on or before the date the payment is made, the Lender shall convert such payment into Canada Dollars at the applicable Exchange Rate on such date.

8.19	LIBOR Advances

Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, the Lender will make the requested amount of a LIBOR Advance available to the applicable Borrower on the Drawdown Date requested by such Borrower by crediting such amount to the Designated Account maintained by such Borrower. Each LIBOR Advance shall be in a minimum amount of US$1,000,000 and in whole multiples of US$500,000 thereafter.  The Borrowers shall pay interest to the Lender at such address as the Lender designates from time to time on all such LIBOR Advances outstanding from time to time hereunder at the applicable rate of interest specified in Section 6.3.  All interest shall accrue from day to day both before and after demand, maturity, default and judgment, with interest on overdue interest at the rate applicable to the US Base Rate plus the Applicable Margin and two percent (2%) per annum and payable on demand.

8.20	LIBOR Periods

A Borrower may select, by irrevocable notice to the Lender hereunder for LIBOR Advances the LIBOR Period to apply to any particular LIBOR Advance.  Such Borrower shall from time to time select and give notice to the Lender of the LIBOR Period for a LIBOR Advance which shall commence upon the making of the LIBOR Advance or at the expiry of any outstanding LIBOR Period applicable to a LIBOR Advance that is the subject of a Rollover.  If a Borrower fails to select and give the Lender, notice of a LIBOR Period for a LIBOR Advance in accordance with Section 8.5 any such LIBOR Advance shall be converted to a US Base Rate Advance, on the last day of the LIBOR Period applicable to such LIBOR Advance.

8.21	Early Termination of LIBOR Periods

If the early termination of any LIBOR Advance is required hereunder, the Borrowers will pay to the Lender all expenses and out-of-pocket costs incurred by the Lender as a result of the early termination of the LIBOR Advance, including expenses and out-of-pocket costs incurred due to early redemption of offsetting deposits.  If, in the sole discretion of the Lender, acting reasonably, any such early termination cannot be affected, the LIBOR Advance will not be terminated and the applicable Borrower will continue to pay interest to the Lender, at the rate per annum applicable to such LIBOR Advance for the remainder of the applicable LIBOR Period.  A written statement of the Lender as to the aggregate amount of such expenses and out of pocket costs will be prima facie evidence of the amount thereof.

8.22	Termination of LIBOR Advances

If at any time the Lender determines, acting reasonably, (which determination shall be conclusive and binding on the Borrowers) that:

(a)	adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to a LIBOR Advance;

(b)	the LIBOR Rate does not adequately reflect the effective cost to such Lender of making or maintaining a LIBOR Advance, respectively;

(c)	it cannot readily obtain or retain funds in the London interbank market in order to fund or maintain any LIBOR Advance;

(d)	it is illegal for the Lender to make or maintain a LIBOR Advance,

then upon at least three (3) Business Days' written notice by the Lender to the Borrowers,

(e)
the right of the Borrowers to request LIBOR Advances from the Lender shall be and remain suspended until the Lender notifies the Borrowers that any condition causing such determination no longer exists, and

(f)
if the Lender is prevented from maintaining a LIBOR Advance, the Borrowers, or Borrower, as applicable, shall, at their option, either repay the LIBOR Advance to the Lender or convert the LIBOR Advance into other forms of Advance which are permitted by this Agreement, and the Borrowers, or Borrower, as applicable, shall be responsible for any loss or expense that the Lender incurs as a result, including breakage costs, if such repayment or conversion does not occur on the last day of a LIBOR Period.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties

Each Borrower represents and warrants to the Lender on its own behalf and for and on behalf of each other and Consolidating Loan Party that:

(a)
each Consolidating Loan Party is duly organized and validly existing under the laws of the Province of Alberta, or the laws of its organization, each is duly registered to carry on business in each jurisdiction in which it owns Property or carries on a business, and each Consolidating Loan Party has the power and authority to enter into and perform its obligations under each Credit Document to which it is a party;

(b)
each Consolidating Loan Party has the power and authority to own or lease its Property, to carry on and conduct its Business as presently conducted, to borrow money hereunder and to perform its obligations under each Credit Document to which it is a party;

(c)
each Consolidating Loan Party has obtained and maintains all Permits necessary for the ownership of its Property and the conduct of its Business in each jurisdiction where it carries on material business or owns material Property;

(d)
each Consolidating Loan Party is duly authorized to execute and deliver the Credit Documents to which it is a party and to perform its obligations thereunder; and all corporate and other steps and proceedings necessary for the due execution and delivery by it of the Credit Documents to which it is a party and the performance of its obligations thereunder have been taken;

(e)
the Credit Documents to which each Consolidating Loan Party is a party have been duly executed and delivered by it, and constitute legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the rights of creditors generally and rules of equity of general application;

(f)	the execution and delivery by each Consolidating Loan Party of the Credit Documents to which it is a party and the performance by it of its obligations thereunder, do not and will not:

(i)	contravene, violate or result in a breach of its Constating Documents or any shareholders' agreement (or other similar agreement) relating to it;

(ii)	contravene, violate or result in a breach of any Applicable Laws;

(iii)	contravene, violate or result in a breach of any material Contract to which it is a party or to which its Property is bound;

(iv)	contravene, violate or result in a breach of any resolution of its directors, officers or partners or any committee thereof;

(v)	constitute, with or without notice or lapse of time or both, an event or circumstance entitling any Person to accelerate or demand the payment of any Funded Debt;

(vi)	result in the creation or imposition of any Encumbrance on any of its Property other than in favour of the Lender; or

(vii)	result in any requirement on it to grant any Encumbrance or result in any Person becoming entitled to call for any Encumbrance from it other than in favour of the Lender;

(g)
no consent, authorization, approval or other action by, and no publication, notice to or filing or registration with, any Governmental Authority is required for the due execution and delivery by any Consolidating Loan Party of any of the Credit Documents to which it is a party and the performance by it of its Obligations thereunder or to ensure the validity or enforceability thereof other than filings and registrations necessary to perfect and protect the Encumbrances constituted by the Security;

(h)
other than as described in Schedule "C" attached hereto, there are no actions, suits, claims or proceedings (including counterclaims or third party proceedings) existing or, threatened against any Consolidating Loan Party or affecting any of their Property before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(i)
in respect of each material Contract to which each Consolidating Loan Party is a party, and each material Governmental Authority license, franchise, approval or permit of which each Consolidating Loan Party is a holder:

(i)	it has not defaulted in any material respect in the performance or observance of any of the terms or conditions contained or referenced therein; and

(ii)	to the knowledge of the Borrowers, no other party thereto is in default thereunder in any material respect, nor has any such party taken any action to terminate the same;

(j)
each Consolidating Loan Party is in compliance in all material respects with all Applicable Laws and all material Contracts to which it is a party or by which it is bound and which it shall become a party or become bound;

(k)	no Event of Default and no Default has occurred and is continuing hereunder or under any of the other Credit Documents;

(l)
each Consolidating Loan Party has in full force and effect such policies of insurance in such amounts issued by such insurers of recognized standing covering its Property, including, business interruption, replacement cost and environmental damage insurance, as are customarily maintained by Persons engaged in the same or similar business in the locations where its Properties are located;

(m)
attached hereto as Schedule "D" (as such Schedule may be updated with information provided by the Borrowers to the Lender from time to time) is a complete list of all of the Subsidiaries of Century Casino and the other Loan Parties;

(n)
the legal name and authorized and issued Shares of each Consolidating Loan Party and each Subsidiary of the Consolidating Loan Parties is set forth in Schedule "D" (as such Schedule may be updated with information provided by the Borrowers to the Lender from time to time). All such issued Shares have been validly issued and are outstanding as fully paid (the consideration is set forth in Schedule "D") and non-assessable Shares of the applicable Subsidiary and none of the Shares have been pledged to any Person except to the Lender;

(o)
the location of each place of business of each Consolidating Loan Party (including the legal description) and each Subsidiary of the Consolidating Loan Parties or, if it has more than one principal place of business, its chief executive office, is set forth in Schedule "D" (as such Schedule may be updated with information provided by the Borrowers to the Lender from time to time);

(p)
all of the Financial Statements and financial information which has been furnished to the Lender and this Agreement are complete in all material respects and, to the knowledge of the Responsible Officers of the Borrowers, after reasonable inquiry, fairly present its financial position as of the dates referred to therein and have been prepared in accordance with GAAP;

(q)	no Consolidating Loan Party is in default in any material respect under any of the Permitted Encumbrances relating to it;

(r)
the Business and Property of each Consolidating Loan Party are being operated in substantial compliance with Applicable Laws intended to protect the environment (including, without limitation, laws respecting the disposal or emission of Hazardous Materials), to the best of the knowledge of the Responsible Officers of the Borrowers after reasonable inquiry, there are no material breaches thereof and no enforcement actions in respect thereof are threatened or pending, which, in any such case, could reasonably be expected to have a Material Adverse Effect;

(s)	each Consolidating Loan Party has good and marketable title to its Properties, free and clear of any Encumbrance and adverse claims, other than Permitted Encumbrances;

(t)
each Consolidating Loan Party has duly filed on a timely basis all tax returns required to be filed by it, and it has paid all Taxes and remittances which are due and payable by it, and has paid all assessments and reassessments, and all other taxes, governmental charges, governmental royalties, penalties, interest and fines claimed against it (except where it is contesting the payment of same in good faith, and it has established to the satisfaction of the Lender a sufficient reserve or, if requested by the Lender (acting reasonably) deposited with a court of competent jurisdiction or assessing authority (or with such other Person as is acceptable to the Lender) sufficient funds or a surety bond, for the total amount claimed, where the application of such reserve, funds or bond would result in the discharge of such claim and the contestation thereof postpones the rights of the applicable Governmental Authority to enforce its collection remedies in respect thereof); all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (including federal, provincial and harmonized), payroll taxes and workers compensation payments are currently paid and up to date; each Consolidating Loan Party and each Subsidiary has made adequate provision for, and all required installment payments have been made in respect of, Taxes and remittances payable for the current period for which returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or the payment of any Taxes or remittances described above; there are no actions or proceedings being taken by Canada Customs and Revenue Agency or any other Governmental Authority to enforce the payment of any Taxes or remittances described above and it has no knowledge of any such actions or proceedings being contemplated by such authorities; and

(u)	all Funded Debt of each Consolidating Loan Party has been fully disclosed to the Lender.

9.2	Survival of Representations and Warranties

Unless expressly stated to be made as of a specific date, the representations and warranties made in this Agreement shall survive the execution of this Agreement and all other Credit Documents, and shall be deemed to be repeated as of the date of each Advance and as of the date of delivery of each Compliance Certificate, subject to modifications made by the Borrowers to the Lender in writing and accepted by the Lender.  The Lender shall be deemed to have relied upon such representations and warranties at each such time as a condition of making an Advance hereunder or continuing to extend the Credits hereunder.

ARTICLE X

COVENANTS

10.1	Positive Covenants

During the term of this Agreement, each Borrower covenants and agrees for and on behalf of itself and each other Consolidating Loan Party that each Consolidating Loan Party shall:

(a)	duly and punctually pay the Obligations due and payable by it at the times and places and in the manner required by the terms thereof;

(b)
promptly provide the Lender with all information reasonably requested by the Lender from time to time concerning its financial condition, the Business and Property and at all reasonable times and from time to time upon reasonable notice, permit representatives of the Lender to inspect any of the Property of the Consolidating Loan Parties, and to examine and take extracts from the financial books, accounts and records of the Consolidating Loan Parties, including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss the financial condition of the Consolidating Loan Parties with its senior officers and (in the presence of such of its representatives as it may designate) its auditors, the reasonable expense of all of which shall be paid by the Borrowers, provided that the exercise of the rights of the Lender under this section is not more frequent than is reasonably necessary;

(c)
maintain insurance on all its Property with financially sound and reputable insurance companies or associations including all-risk property insurance, commercial general liability insurance, product liability insurance and business interruption insurance (with the Lender shown as first mortgagee and loss payee), in amounts and against risks that are determined to be appropriate by the Borrowers acting prudently, furnish to the Lender, on written request, but in any event annually, satisfactory evidence of the insurance carried and notify the Lender of any claims it made under the foregoing insurance policies in excess of $500,000;

(d)
maintain and preserve its existence, organization and status in each jurisdiction of organization and in each other jurisdiction in which it carries on a business or owns Property and make all corporate, partnership  and other filings and registrations necessary in connection therewith;

(e)
continue to carry on the Business and maintain all of its Property in good repair and working condition and carry on and continuously conduct its Business in an efficient, diligent and businesslike manner and in accordance with standard industry practices;

(f)
comply with Applicable Laws and obtain and maintain in good standing all Permits necessary for the ownership of its Property and to the conduct of its Business in each jurisdiction where it carries on business or owns material Property, including without limitation, the Permits required by AGLC from time to time and those issued or granted by other Governmental Authorities;

(g)	duly file on a timely basis all tax returns required to be filed by it, and duly and punctually pay all Taxes and other governmental charges levied or assessed against it or its Property;

(h)	use the proceeds of any Advance hereunder, only for the purposes set out in Sections 2.3 and 3.3, as applicable;

(i)
cause each Subsidiary that becomes a Material Subsidiary, to execute and deliver to the Lender, within 10 Business Days of becoming a Material Subsidiary, the Material Subsidiary Security together with such certificates and opinions of legal counsel to such Material Subsidiary as the Lender may reasonably request;

(j)
ensure that the Security granted by it to the Lender remains legal, valid, binding and enforceable, in accordance with its terms (subject to Applicable Laws affecting the rights of creditors generally and rules of equity of general application);

(k)
cooperate with the Lender to permit the Lender to forthwith register, file and record the Security (or notices, financing statements or other registrations in respect thereof) in all proper offices where such registration, filing or recording may be reasonably necessary or advantageous to perfect or protect the security interests constituted by the Security and maintain all such registrations in full force and effect so that the Obligations are secured in priority to all other indebtedness, liabilities or obligations of the Consolidating Loan Parties, except for indebtedness, liabilities, and obligations, secured by Permitted Encumbrances and which are entitled to priority in accordance with Applicable Law;

(l)
use the Lender exclusively to provide all Cash Management services required by the Consolidating Loan Parties, excluding the automated teller or cash machines located within the Calgary Casino and the Edmonton Casino;

(m)
provide to the Lender all such further and additional mortgages, charges and security interests that the Lender may reasonably require to effectively mortgage, charge and subject to a security interest all of the present and future Property of the Consolidating Loan Parties;

(n)	promptly notify the Lender of any Event of Default or any Default of which it becomes aware;

(o)	promptly notify the Lender of any material adverse change in or the occurrence of a default under any Contract entered into by it;

(p)
promptly notify the Lender on becoming aware of the occurrence of any litigation, arbitration or other proceeding against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect and from time to time provide the Lender with all reasonable information requested by the Lender concerning the status thereof;

(q)
promptly notify the Lender upon (i) learning of the existence of Hazardous Materials located on, above or below the surface of any land which it controls or contained in the soil or water constituting such land (except those Hazardous Materials which exist or are being stored, used or otherwise handled in substantial compliance with applicable Requirements of Law), and (ii) the occurrence of any release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials that has occurred on or from such land which could reasonably be expected to result in costs, expenses or liabilities in excess of $250,000 in any calendar year; and

(r)	provide the Lender with such other documents, opinions, consents, acknowledgments and agreements as are reasonably necessary to implement this Agreement and the Security from time to time.

10.2	Reporting Requirements

During the term of this Agreement, each Borrower shall:

(a)
within forty-five (45) days of the end of each Fiscal Quarter (including the end of the fourth Fiscal Quarter), cause to be prepared and delivered to the Lender, interim unaudited consolidated and unconsolidated Financial Statements of the Consolidating Loan Parties, as at the end of such Fiscal Quarter; including year to date results and management discussion and analysis of results, including commentary on variances to amounts contained in each Borrower's operating budget and Capital Expenditure Budget;

(b)
within sixty (60) days of the end of each Fiscal Quarter, cause to be prepared and delivered to the Lender, interim internally prepared unaudited Financial Statements of Century Casino, as at the end of such Fiscal Quarter; including year to date results and management discussion and analysis of results, including commentary on variances to amounts contained in Century Casino's operating budget and Capital Expenditure Budget;

(c)
within one hundred and twenty (120) days after the end of each Fiscal Year, cause to be prepared and delivered to the Lender: (i) the annual audited consolidated Financial Statements of Century Casino, (ii) the annual consolidated Financial Statements of the Consolidating Loan Parties describing in detail the operation of the Edmonton Casino and Calgary Casino which shall be audited by an accounting firm acceptable to the Lender, acting reasonably, and shall be prepared in accordance with GAAP, together with an unqualified audit opinion of such accounting firm; and; (iii) unaudited unconsolidated internally prepared Financial Statements of each Consolidating Loan Party;

(d)
concurrently with the delivery of its Financial Statements referred to in (a), (b) and (c) above, provide the Lender with Compliance Certificates, signed by the Chief Executive Officer, the Chief Financial Officer, General Manager, Finance Manager or Controller of each Borrower and Century Casino, as applicable, or such other officer of the Borrowers and Century Casino, as applicable and as is acceptable to the Lender, acting reasonably. The Borrowers' Compliance Certificate shall include a detailed calculation of the Borrowers' calculations of the Financial Covenants as at the end of such Fiscal Quarter;

(e)
at least thirty (30) days before the end of each Fiscal Year, provide the Lender with the following (in such detail and to contain such information as the Lender may reasonably request): (i) an operating budget for the next succeeding Fiscal Year; and (ii) a Capital Expenditure Budget for the next succeeding Fiscal Year, with all of the foregoing to be prepared in accordance with GAAP;

(f)	promptly provide the Lender with such other information as it may reasonably request respecting the Consolidating Loan Parties; and

(g)
promptly provide the Lender with notice of any change (financial or otherwise) in the Business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of any of the Consolidating Loan Parties that has or could reasonably be expected to have a Material Adverse Effect.

10.3	Negative Covenants

During the term of this Agreement, each Borrower covenants and agrees for and on behalf of itself and the other Consolidating Loan Parties without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed), the Consolidating Loan Parties shall not:

(a)
change the nature of the Business and operations of, or conduct any businesses or operations which are materially different from those conducted by the Consolidating Loan Parties on the date hereof (including ceasing to operate the Calgary Casino and Edmonton Casino) or operate its business in a manner that could reasonably be expected to have a Material Adverse Effect;

(b)
consolidate, amalgamate or merge with any other Person, enter into any corporate reorganization or other transaction intended to effect a consolidation, amalgamation or merger or liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution; provided however, that a Consolidating Loan Party may amalgamate with another Consolidating Loan Party, provided the Lender consents to such amalgamation (such consent not to be unreasonably withheld or delayed) provided (i) no Default or Event of Default has occurred that is continuing and no Default or Event of Default would exist after any such amalgamation, and (ii) the Lender is provided with all such acknowledgements, opinions and other documents confirming, among other things, the continued enforceability of this Agreement and the other Credit Documents, as applicable;

(c)	do or permit anything to adversely affect the ranking or validity of the Security except by incurring a Permitted Encumbrance;

(d)
change its name, without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its discretion reasonably request to permit the Lender to maintain the perfection of the Security with respect to the change in name;

(e)
permit the chief executive office of any Consolidating Loan Party to be located in any jurisdiction except the State of Colorado or the Province of Alberta, without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its discretion, reasonably request to permit the Lender to maintain the perfection of the Security with respect to the change in location;

(f)	create, incur, assume or permit any Funded Debt to remain outstanding, other than:

(i)	the Obligations under this Agreement; and

(ii)	Funded Debt secured by Permitted Encumbrances;

(g)	provide any Guarantee to any Person, except in respect of the Obligations under this Agreement;

(h)	permit at any time Purchase Money Obligations of the Consolidating Loan Parties to exceed $500,000 in the aggregate;

(i)
permit any Consolidating Loan Party to make any Distribution unless in each case, no Default or Event of Default shall have occurred and be continuing or would result, or could reasonably be expected to result after the making or payment of any such Distribution;

(j)	permit any Consolidating Loan Party to make any Investment, other than Permitted Investments, without the prior written consent of the Lender, which consent shall not be unreasonably withheld;

(k)	permit any Consolidating Loan Party to create, incur, assume or permit to exist any Encumbrance upon any of the Property of the any Consolidating Loan Party, except Permitted Encumbrances;

(l)
the Borrowers shall not and shall not permit any other Consolidating Loan Party to affect or agree to affect an Asset Disposition if the Net Proceeds thereof would exceed $200,000 per annum without the prior written consent of the Lender.

(m)
permit any Consolidating Loan Party to incur any Capital Expenditures, unless such Capital Expenditures are not more than $100,000 in excess of those set out in the Capital Expenditure Budget provided to and approved by the Lender pursuant to Section 10.2(e);

(n)
permit any Consolidating Loan Party to enter into any contracts or material transactions with any non arms-length Person, unless such contract or transaction is on terms and conditions not more onerous to such Consolidating Loan Party than if such contract or transaction was completed at fair market value with an arm's length third party;

(o)
permit the issuance, sale or transfer of any of the Shares of any Consolidating Loan Party or any other securities, warrants or convertible instruments of any Consolidating Loan Party which give rise to a right to receive any Shares in their capital without the prior written consent of the Lender unless such issuance, sale or transfer is to another Consolidating Loan Party and such Shares are pledged to the Lender with the Certificates evidencing such Shares delivered to the Lender with such endorsements or powers of attorney as the Lender may reasonably request;

(p)	initiate or participate in the Hostile Acquisition of any Person or any attempt to complete a Hostile Acquisition of any Person;

(q)	change the capital structure or engage in any capital reorganization of any Consolidating Loan Party;

(r)
enter into or otherwise become a party to or obligated under any Currency Hedge Agreement, Interest Rate Hedge Agreement or other similar agreement ordinarily designed for the purpose of hedging currency risk or interest rate risk, unless such Currency Hedge Agreement, Interest Rate Hedge Agreement or other agreement is entered into by a Borrower or another Consolidating Loan Party in the ordinary course of business and for the purpose of managing currency risk, exchange rate risk, or interest rate risk of such Borrower or such other Consolidating Loan Party;

(s)
permit any of the tangible personal Property of the Consolidating Loan Parties to be located in any jurisdiction outside of Canada or outside of any jurisdiction in Canada in which the Lender has not registered or perfected the Encumbrances constituted by the Security, without providing the Lender with at least 60 days prior written notice of the applicable Consolidating Loan Party's intention to locate such personal Property in any such other jurisdiction in Canada.  As of the date hereof, the Security has only been registered in the Province of Alberta and the State of Colorado; and

(t)
provide any negative covenant to any future subordinated lender of Funded Debt, that is in addition to, or more onerous or restrictive than the provisions of this Agreement, unless such negative covenant is also provided to the Lender.

10.4	Financial Covenants

Each Borrower covenants and agrees for and on behalf of itself and each of the other Consolidating Loan Parties that at all times it shall:

(a)	ensure that the Senior Funded Debt to EBITDA Ratio is not at any time greater than 3.00:1.00;

(b)	ensure that the Fixed Charge Coverage Ratio is not at any time less than 1.20:1.00;

(c)	ensure that the Shareholders' Equity is not at any time less than $20,000,000; and

(d)	ensure that Capital Expenditures in any Fiscal Year do not exceed $4,000,000 in aggregate, unless the Lender provides its prior written consent, not to be unreasonably withheld.

ARTICLE XI

DEFAULT

11.1	Events of Default

Each of the following events shall constitute an "Event of Default":

(a)
A Borrower fails to pay: (i) any amount of principal when due and payable hereunder, (ii) interest within three (3) days after the same becomes due and payable hereunder; and (iii) any other fees or other amounts (other than principal and interest) within ten (10) days after the same becomes due and payable hereunder; or

(b)	any Consolidating Loan Party defaults under any of the negative covenants in Section 10.3 and such default is not cured or waived by the Lender within ten (10) days from the date of default; or

(c)
any Consolidating Loan Party defaults under any of the Financial Covenants in Section 10.4 hereof, provided that in the event of a default under the Financial Covenants set out in Section 10.4(a) and/or 10.4(b) at any time, the Borrowers shall have thirty (30) days after a Borrower becomes aware of such default (which shall not in any event, be later than thirty (30) days from the date the Senior Funded Debt to EBITDA ratio and/or Senior Fixed Charge Coverage ratio, as applicable, fails to meet the minimum requirements of Section 10.4(a) and/or 10.4(b), as applicable (the "Ratio Default")), to cure the Ratio Default (the "30 Day Cure Period") by obtaining an equity contribution and/or unsecured shareholder loans that are postponed and subordinated to the payment and performance of the Obligations pursuant to a postponement and subordination agreement in form and substance satisfactory to the Lender, acting reasonably. Such equity contribution and/or unsecured shareholder loans must be received by the Borrowers within the 30 Day Cure Period. The Borrowers shall provide the Lender satisfactory evidence showing that the Ratio Default has been cured including providing evidence of receipt of the equity contribution and/or such unsecured shareholder loans by the Borrowers (as applicable); or

(d)
any Consolidating Loan Party does not observe or perform any covenant or obligation contained herein or in any other Credit Document to which it is a party in any material respect (not otherwise specifically dealt with in this Section 11.1) and such breach or omission shall continue unremedied for more than thirty (30) days after the earlier of a Responsible Officer of a Borrower having knowledge of the breach or omission or a Borrower receiving written notice from the Lender of such breach or omission; or

(e)
any Consolidating Loan Party makes any representation or warranty under any of the Credit Documents to which it is a party which is incorrect or incomplete in any material respect when made or deemed to be made and (i) the incorrect or incomplete representation or warranty is not capable of being remedied by the Consolidating Loan Party, or (ii) if the matter is capable of being remedied by the Consolidating Loan Party, the same shall be continued unremedied for more than ten (10) days after the earlier of a Responsible Officer of a Borrower having actual knowledge of the incorrect or misleading representation or warranty, or a Borrower receiving written notice from the Lender of such incorrect or misleading representation or warranty; or

(f)
any Consolidating Loan Party defaults in the performance of any of its obligations in respect of Funded Debt (which is not payable on demand) in excess of $1,000,000, and written notice has been provided to a Borrower or such other Consolidating Loan Party of the intention of the holder of such Funded Debt to exercise the remedies available to such holder in respect of such Funded Debt, or in the case of Funded Debt payable on demand, a demand for the payment from a Borrower or other Consolidating Loan Party, as applicable, for Funded Debt in excess of $1,000,000 has been made; or

(g)	any Loan Party shall:

(i)
become insolvent, or generally not pay its debts or meet its liabilities as the same become due, or suspend or threaten to suspend the conduct of its business, or admit in writing its inability to pay its debts generally, or declare any general moratorium on payment of its indebtedness or interest thereon, or propose a compromise or arrangement between it and any of its creditors;

(ii)
make an assignment of its Property for the general benefit of its creditors whether or not under the Bankruptcy and Insolvency Act (Canada), or make a proposal (or file a notice of its intention to do so) whether or not under such Act;

(iii)
institute any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, administration, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any other statute, rule or regulation relating to bankruptcy, winding-up, insolvency, reorganization, administration, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and any applicable Business Corporations Act or Company Act);

(iv)
apply for the appointment of, or the taking of possession by, a receiver, interim receiver, administrative receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its Property; or

(v)	take any overt action to approve, consent to or authorize any of the actions described in this paragraph 11.1(g) or in paragraph 11.1(h) below;

(h)	if any petition shall be filed, application made or other proceeding instituted by a third party against or in respect of any Loan Party:

(i)	seeking to adjudicate it an insolvent, or seeking a declaration that an act of bankruptcy has occurred;

(ii)	seeking a receiving order against it including under the Bankruptcy and Insolvency Act (Canada);

(iii)
seeking liquidation, dissolution, winding-up, reorganization, administration, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, winding-up, insolvency, reorganization, administration, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and any applicable Business Corporations Act or Company Act); or

(iv)
seeking the entry of an order for relief or the appointment of a receiver, interim receiver, administrative receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its Property, and such petition, application or proceeding shall continue undismissed or unstayed and in effect, for a period of ten (10) days after the institution thereof, provided that if an order, decree or judgment which is not stayed has been granted (whether or not entered or subject to appeal) against the Loan Party thereunder, as applicable, in the interim, such grace period shall cease to apply; or

(i)
if Property of any Loan Party having a fair market value in excess of $1,000,000 shall be seized (including by way of execution, attachment, garnishment or distraint) or any Encumbrance thereon shall be enforced, or such Property shall become subject to any receivership, or any charging order or equitable execution of a court, or any writ of enforcement, writ of execution or distress warrant with respect to obligations in excess of $1,000,000 shall exist in respect of any Loan Party or such Property, or any receiver, sheriff, civil enforcement agent or other Person shall become lawfully entitled to seize or distrain upon any such Property pursuant to the Workers' Compensation Act (Alberta), the Civil Enforcement Act (Alberta), the Personal Property Security Act (Alberta) or any other Applicable Laws whereunder similar remedies are provided, and in any case such seizure, execution, attachment, garnishment, distraint, receivership, charging order or equitable execution, or other seizure or right, shall continue in effect and not released or discharged for more than ten (10) days; or

(j)
if one or more judgments for the payment of money in the aggregate in excess of $1,000,000 from time to time, and not substantially covered by insurance, shall be rendered by a court of competent jurisdiction against any Loan Party and such party shall not have (i) provided for its discharge in accordance with its terms within ten (10) days from the date of entry thereof, or (ii) procured a stay of execution thereof within five (5) Business Days from the date of entry thereof and within such period, or such longer period during which execution of such judgment shall have been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; or

(k)
if any material provision of any Credit Document shall at any time cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by any Loan Party, or any Loan Party shall deny that it has any or any further liability or obligation thereunder; or

(l)	there is, in the opinion of the Lender, acting reasonably, an event or circumstance with respect to a Loan Party which would reasonably be expected to have a Material Adverse Effect; or

(m)
if there occurs a Change of Control in respect of  any Loan Party and the Lender has not consented to such Change of Control.  In this Section 11.1(m), "Change of Control" means in respect of a Loan Party, the occurrence of any of the following events:

(i)
a Person or group of Persons, acting jointly or in concert, acquires, directly or indirectly (other than by way of security for a bona fide debt), Shares of such Loan Party to which are attached more than 30% of the votes that may be cast to elect the directors of such Loan Party; or

(ii)
a Person or group of Persons, acting jointly or in concert, acquires, directly or indirectly (other than by way of security for a bona fide debt), a sufficient number of Shares of such Loan Party that the votes attached to those shares are sufficient, if exercised, to elect a majority of the directors (or other equivalent Person with respect to any Loan Party that is not a Corporation) of such Loan Party; or

(n)
if any Permits required to operate the Calgary Casino and Edmonton Casino under Applicable Laws is revoked, cancelled, withdrawn, are not renewed or ceases to be in force under Applicable Laws for whatever reason.

11.2	Demand Under the Credits and Termination of Rights

If any Default or Event of Default occurs and for so long as it continues, the Lender shall not be under any further obligation to make an Advance under any of Credit A or Credit B and upon the occurrence of an Event of Default, the Lender may give notice to the Borrowers declaring all or any of the Obligations under the Credits to be forthwith due and payable, whereupon the Obligations shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided however, the Lender shall be deemed to give such notice to the Borrowers immediately upon the occurrence of an Event of Default described in Section 11.1(g) or 11.1(h).

11.3	Payment of Bankers' Acceptances and Letters of Credit

Immediately upon the making of a declaration referred to in Section 11.2 (or the deemed making of such declaration), the Borrowers shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit forthwith with the Lender Collateral equal to the Face Amount of all Bankers' Acceptances and Letters of Credit then outstanding and issued by the Lender and the Borrowers hereby unconditionally jointly and severally promise and agree to deposit with the Lender immediately upon such declaration Collateral in such amount.  Each Borrower authorizes the Lender to debit its account with the amount required to provide cash collateral for such Bankers' Acceptances and Letters of Credit, notwithstanding that such Bankers' Acceptances may be held by the Lender in its own right at maturity or that no draw has yet been made under a Letter of Credit.  Any amounts deposited hereunder shall bear interest for the Borrowers' account at the rates of the Lender as may be applicable in respect of other deposits of similar amounts for similar terms.  Amounts paid to the Lender pursuant to such a declaration (or deemed declaration) in respect of Bankers' Acceptances and Letters of Credit shall be applied against the obligation of the Borrowers to pay amounts then or thereafter payable under Bankers' Acceptances and Letters of Credit at the times amounts become payable under or in respect thereof, as the case may be and any amounts remaining shall be held by the Lender as security for the payment and performance of all remaining outstanding Obligations.

11.4	Remedies

Upon the making of a declaration (or the deemed making of such declaration) contemplated by Section 11.2, the Security shall become immediately enforceable and the Lender may take such action or proceedings as the Lender in its sole discretion deems expedient to enforce the same, all without any additional notice, presentment, demand, protest or other formality, all of which are hereby expressly waived by each Borrower.

11.5	Saving

The Lender shall not be under any obligation to the Borrowers or any other Person to realize any collateral or enforce the Security or any part thereof or to allow any collateral to be sold, dealt with or otherwise disposed of.  The Lender shall not be responsible or liable to the Borrowers or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce any collateral or any part thereof or the failure to allow any collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Lender will be responsible or liable for any loss or damage arising from the willful misconduct or gross negligence of the Lender in enforcing the Security.

11.6	Perform Obligations

If after the Lender makes a declaration contemplated by Section 11.2 (or after such declaration is deemed to be made) the Borrowers have failed to perform any of their covenants or agreements in the Credit Documents, the Lender, may, but shall be under no obligation to perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Credit Documents.  The reasonable expenses (including any legal costs) paid by the Lender in respect of the foregoing shall be added to and become part of the Obligations and shall be secured by the Security.

11.7	Third Parties

No Person dealing with the Lender or any agent of the Lender shall be concerned to inquire whether the Security has become enforceable, or whether the powers which the Lender is purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security or any part thereof.

11.8	Remedies Cumulative

The rights and remedies of the Lender under the Credit Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law.  Any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach.  Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lender shall be deemed not to be a waiver of any subsequent default.

11.9	Set-Off or Compensation

In addition to and not in limitation of any rights now or hereafter granted under Applicable Laws, the Lender may at any time and from time to time without notice to either Borrower or any other Person, any notice being expressly waived by each Borrower, set-off, combine accounts and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness at any time owing by the Lender to or for the credit of or the account of a Borrower, against and on account of the Obligations notwithstanding that any of them are contingent or unmatured.  When applying a deposit or other amount owing to the Lender in a currency that is different than the currency of the Obligations, the Lender will convert the deposit or other amount using the Exchange Rate in effect at the time of such conversion.

ARTICLE XII

SUCCESSORS AND ASSIGNS

12.1	Successors and Assigns

The Credit Documents shall be binding upon and enure to the benefit of the Lender, each Borrower, each Guarantor and their successors and assigns. Neither Borrower (or the Guarantors) shall be entitled to assign any rights or obligations with respect to this Agreement or any of the other Credit Documents to any third party without the prior written consent of the Lender.  The Lender shall have the right to assign its collective rights and obligations under this Agreement in whole or in a minimum amount of $5,000,000 (the "Lender Assignment") with the consent of the Borrowers, not to be unreasonably withheld or delayed; provided however, if a Default or Event of Default has occurred and is then continuing, no consent of either Borrower will be required hereunder to any such Lender Assignment.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1	Headings and Table of Contents

The headings of the Articles and Sections and the Table of Contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.2	Capitalized Terms

All capitalized terms used in any of the Credit Documents (other than this Agreement) which are defined in this Agreement shall have the meaning defined herein unless otherwise defined in the other document.

13.3	Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any relevant jurisdiction shall not invalidate or impair the remaining provisions hereof which shall be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Should this Agreement fail to provide for any relevant matter, the validity, legality or enforceability of this Agreement shall not hereby be affected.

13.4	Number, Gender and other Terms

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing any gender include all genders and references to agreements and other contractual instruments shall be deemed to include all present or future amendments, supplements, restatements or replacements thereof or thereto.  References to statutes, regulations and other Applicable Laws shall be deemed to include such statutes, regulations and other Applicable Laws as amended, supplemented and replaced from time to time.

The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise:

(a)	any reference herein to any Person shall be construed to include such Person's successors and permitted assigns;

(b)	the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(c)	unless otherwise expressly stated, all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement; and

(d)
the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible, real and personal, properties and undertakings, including cash, securities, accounts and contract rights.

Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Lender hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of the applicable Borrower to have such action taken, and any certificate executed by a Borrower shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate.

13.5	Amendment, Supplement or Waiver

No amendment, supplement or waiver of any provision of the Credit Documents, nor any consent to any departure by a Loan Party therefrom, shall in any event be effective unless it is in writing, makes express reference to the provision affected thereby and is signed by the Lender, the Borrowers and if applicable, the appropriate Loan Party and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No waiver or act or omission of the Lender shall extend to or be taken in any manner whatsoever to affect any subsequent breach by a Loan Party of any provision of the Credit Documents or the rights resulting therefrom.

13.6	Governing Law

Each of the Credit Documents shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in Alberta.  Each party to this Agreement hereby irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the courts of Alberta and all courts competent to hear appeals therefrom.

13.7	This Agreement to Govern

In the event of any conflict between the terms of this Agreement and the terms of any other Credit Document, the provisions of this Agreement shall govern to the extent necessary to remove the conflict.  Provided however, a conflict shall not be deemed to occur if one Credit Document provides for a matter and another Credit Document does not.

13.8	Permitted Encumbrances

The designation of an Encumbrance as a Permitted Encumbrance is not, and shall not be deemed to be, an acknowledgment by the Lender that the Encumbrance shall have priority over the Security.

13.9	Currency

All payments made hereunder shall be made in the currency in respect of which the obligation requiring such payment arose.  Unless otherwise noted, all amounts expressed in this Agreement in terms of money refer to Canadian Dollars.

Except as otherwise expressly provided in this Agreement, wherever this Agreement contemplates or requires the calculation of the equivalent in Canadian Dollars or US Dollars of an amount expressed in another, the calculation shall be made on the basis of the Exchange Rate at the effective date of the calculation.

13.10	Expenses and Indemnity

All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Lender by the Borrowers (or either of them) or a Subsidiary under this Agreement shall be supplied without cost to the Lender.  The Borrowers shall pay on demand all reasonable out of pocket costs and expenses of the Lender (including, without limitation, long distance telephone and courier charges and the reasonable fees and expenses of counsel for the Lender), incurred in connection with (i) the preparation, execution, delivery, administration, periodic review, modification or amendment of the Credit Documents; (ii) any enforcement of the Credit Documents; (iii) obtaining advice as to the rights and responsibilities of the Lender in connection with the Credits and the Credit Documents; (iv) reviewing, inspecting and appraising the collateral that is the subject of the Security in connection with the enforcement of its rights under the Security; (v) the repayment, prepayment or Conversion (whether by acceleration or otherwise) of a LIBOR Advance on a date other than the stated maturity thereof; and (vi) other matters relating to the Credits, or either of them.  Such costs and expenses shall be payable whether or not an Advance is made under this Agreement.

Each Borrower shall indemnify the Lender against any liability, obligation, loss or expense which it may sustain or incur as a consequence of (i) any representation or warranty made by a Consolidating Loan Party which was incorrect at the time it was made or deemed to have been made, (ii) a default by a Loan Party in the payment of any sum due from it (irrespective of whether an Advance is deemed to be made to the Borrowers to pay the amount that the Borrowers have failed to pay), including, but not limited to, all sums (whether in respect of principal, interest, or any other amount) paid or payable to lenders of funds borrowed by the Lender in order to fund the amount of any such unpaid amount to the extent the Lender is not reimbursed pursuant to any other provisions of this Agreement, (iii) the failure of the Borrowers (or either of them) to complete any Advance or make any payment after notice therefore has been given under this Agreement, and (iv) any other default by any Loan Party under any Credit Document.  A certificate of the Lender as to the amount of any such loss or expense shall be conclusive evidence as to the amount thereof, in the absence of manifest error.

In addition, each Borrower shall indemnify the Lender and its directors, officers, employees and representatives (the "Indemnified Parties") from and against any and all actions, proceedings, claims, losses, damages, liabilities, expenses and obligations of any kind that may be incurred by or asserted against any of them as a result of or in connection with the making of any Advance hereunder and the Lender taking, holding and enforcing the Security, other than arising from the gross negligence or wilful misconduct of the Lender or any other Indemnified Party.  Whenever any such claim shall arise, the Indemnified Party shall promptly notify the Borrowers of the claim and, when known, the facts constituting the basis for such claim, and if known, the amount or an estimate of the amount of the claim.  The failure of an Indemnified Party to give notice of a claim promptly shall not adversely affect the Indemnified Party's rights to indemnity hereunder unless such failure adversely effects the Borrowers' position in respect of such claim.

The Agreements in this Section shall survive the termination of this Agreement and repayment of the Obligations.

13.11	Manner of Payment and Taxes

All payments to be made by a Borrower and its respective Subsidiaries pursuant to the Credit Documents are to be made without set-off, compensation or counterclaim, free and clear of and without deduction for or on account of any Tax, including but not limited to withholding taxes, except for Taxes on the overall net income of the Lender (such taxes applicable to the overall net income of the Lender are herein referred to as "Excluded Taxes").  If any Tax, other than Excluded Taxes, is deducted or withheld from any payments under the Credit Documents each Borrower and its Material Subsidiaries shall promptly remit to the Lender in the currency in which such payment was made, the equivalent of the amount of Tax so deducted or withheld together with the relevant receipt addressed to the Lender.  If a Borrower or any other Loan Party is prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax, the interest or other amount payable under the Credit Documents will be increased to such rates as are necessary to yield and remit to the Lender the principal sum advanced or made available together with interest at the rates specified in the Credit Documents after provision for payment of such Tax.  If following the making of any payment by a Borrower or other Loan Party, as applicable, under this Section 13.11, the Lender is granted a credit against or refund in respect of any Tax payable by it in respect of such Taxes to which such payment by such Borrower or such other Loan Party relates that the Lender would not have received had the Borrowers or such other Loan Party not made the payment, the Lender shall (subject to such Borrower having paid the relevant amount) to the extent that it is satisfied that it can do so without prejudice to the retention of the amount of such credit or refund, reimburse such Borrower or such other Loan Party such amount as the Lender shall certify to be the proportion of such credit or refund as will leave the Lender, after such reimbursement in no worse or better position than it would have been in if the relevant Taxes had not been imposed, or the relevant Taxes had not been deducted or withheld in respect of the payment by such Borrower or such Material Subsidiary as aforesaid.  The Lender shall, at the Borrowers' request and cost, file such documentation and do such commercially reasonably things as may be necessary to obtain such credit or refund, but the Lender shall not be obligated to disclose any information to the Borrowers or any other Person concerning its income or taxes that is not otherwise publicly available.

If a Borrower or any other Loan Party makes any payment under this Section for the account of the Lender, the Lender shall take reasonable steps to minimize the net amount payable by such Borrower or such other Loan Party under this Section, but the Lender shall not be obliged to disclose any information to the Borrowers or such other Loan Party concerning its income or taxes that is not otherwise publicly available.

13.12	Increased Costs

If the introduction of or any change in or in the interpretation of, or any change in its application to a Borrower or the Lender of, any law or any regulation or guideline from any central bank or other governmental authority (whether or not having the force of law), including but not limited to any reserve or special deposit requirement or any Taxes or exemption from any tax or any capital requirement (each of the foregoing events shall be referred to as a "Change in Law"), has, due to the compliance by the Lender therewith, the effect, directly or indirectly, of (i) increasing the cost to the Lender of performing its obligations hereunder;

(ii) reducing any amount received or receivable by the Lender hereunder or its effective return hereunder or on its capital; or (iii) causing the Lender to make any payment or to forego any return based on any amount received or receivable by the Lender hereunder, then upon demand from time to time the Borrowers shall pay such amount as shall compensate the Lender for any such cost, reduction, payment or foregone return that is not fully offset by an increase in the applicable interest rate or rates or fees hereunder (collectively, the "Additional Compensation"). Any certificate of the Lender in respect of the foregoing will be conclusive evidence of the Additional Compensation owing by the Borrowers to the Lender, except for manifest error.  The Lender shall use reasonable commercial efforts to minimize any and all increased costs contemplated by this Section 13.12.

13.13	Interest on Miscellaneous Amounts

If a Borrower fails to pay any amount payable hereunder (other than principal, interest thereon or interest upon interest which is payable as otherwise provided in this Agreement) on the due date, such Borrower shall, on demand pay interest on such overdue amount to the Lender from and including such due date up to but excluding the date of actual payment, both before and after demand, default or judgment, at a rate of interest per annum equal to the Prime Rate Advance Rate then applicable to Prime Rate Advances plus two (2) percent per annum, calculated daily and compounded monthly.

13.14	Address for Notice

Notice to be given under the Credit Documents shall, except as otherwise specifically provided, be in writing addressed to the party for whom it is intended and, unless the law deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt by the other party of an original of such notice or a facsimile thereof if sent by facsimile transmission.  The addresses of the parties hereto for the purposes hereof shall be the addresses specified beside their respective signatures to this Agreement, or such other mailing or facsimile addresses as each party from to time may notify the other as aforesaid.

13.15	Promotional Marketing

For the purposes of "promotional marketing", the Borrowers authorize and consent to the reproduction, disclosure and use by the Lender and its counsel of their names, identifying logos and information regarding the Facilities (other than the fees and interest rate applicable to the Facilities) to enable the Lender and its counsel to publish deal announcements and promotional "tombstones".  Each Borrower acknowledges and agrees that the Lender and its counsel shall be entitled to determine, in its discretion, whether to use such information, that no compensation will be payable by the Lender or its counsel in connection therewith, and that neither the Lender nor its counsel shall have any liability whatsoever to the Borrowers, any other Loan Party or any of their respective employees, officers, directors, Affiliates or shareholders in obtaining and lawfully using such information as contemplated herein.

13.16	Time of the Essence

Time shall be of the essence in this Agreement.

13.17	Further Assurances

Each of the Borrowers shall, at the request of the Lender do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Lender, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Credit Documents.

13.18	Term of Agreement

Except as otherwise provided herein, this Agreement shall remain in full force and effect until the payment and performance in full of all of the Obligations and the termination of this Agreement.

13.19	Payments on Business Day

Whenever any payment or performance under the Credit Documents would otherwise be due on a day other than a Business Day, such payment shall be made on the following Business Day, provided that interest and fees (as applicable) shall continue to accrue and be payable until the applicable payment or performance has been completed.

13.20	Interest Act Equivalent

In this Agreement, each rate of interest which is calculated with reference to a period (the "deemed interest period") that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

13.21	Non-Merger

Each Borrower covenants and agrees with the Lender that, in the case of any judicial or other proceeding to enforce the rights and remedies of the Lender under the Credit Documents (or any part thereof), judgment may be rendered against any Loan Party in favour of the Lender, for any amount owing by them under all or any of the Credit Documents (or for which any  Loan Party may be liable thereunder after the application to the payment thereof of the proceeds of any sale of any of the property, assets or undertaking of the such Loan Party).  The covenants of the Borrowers to pay interest at the rate provided for in this Agreement shall not merge in any such judgment and such judgment shall bear interest at the Prime Rate Advance Rate plus 2.0% per annum until such judgment and all Obligations of the Borrowers to the Lender under the Credit Documents have been paid in full.

13.22	Anti-Money Laundering Legislation

Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" Applicable Laws (collectively, including any guidelines or orders thereunder, the "AML Legislation"), the Lender may be required to obtain, verify and record information regarding the Consolidating Loan Parties and their Subsidiaries (or any of them), their respective directors and signing officers and the transactions contemplated herein. Each Borrower shall promptly: (i) provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective assignee of the Lender, in order to comply with any AML Legislation, whether now or hereafter in existence; and (ii) notify the Lender of such information of any changes thereto.  The Borrowers acknowledge and agree that the Credits are for the use by the Borrowers and will be used by the Borrowers, only for the purposes set out herein.

13.23	Joint and Several Liability of the Borrowers

The Obligations owing to the Lender and the Hedge Providers by each Borrower hereunder and under all of the other Credit Documents shall be jointly and severally binding on the Borrowers.

13.24	Counterparts and Facsimile

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.  For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.

13.25	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto concerning the matters addressed in this Agreement, and cancel and supersede any prior agreements, undertakings, declarations or representations, written or verbal, in respect thereof.

Signature page to the Century Resorts Alberta Inc. and Century Casino Calgary Inc. Credit Agreement.

Address for Notice
Century Casino Calgary Inc.
2860 S. Circle Dr. STE 350
Colorado Springs, CO 80906

Attendtion:     Peggy Stapleton
Facsimile:      (719) 213-2317

CENTURY CASINO CALGARY INC., as
Borrower

By: /s/ Peggy Stapleton
Name: Peggy Stapleton
Title: Director

By: _____________________________
Name:
Title:

Signature page to the Century Resorts Alberta Inc. and Century Casino Calgary Inc. Credit Agreement.

Address for Notice
Century Casino Calgary Inc.
2860 S. Circle Dr. STE 350
Colorado Springs, CO 80906

Attendtion:     Peggy Stapleton
Facsimile:      (719) 213-2317

CENTURY RESORTS ALBERTA INC., as
Borrower

By: /s/ Peggy Stapleton
Name: Peggy Stapleton
Title: Director

By: _____________________________
Name:
Title:

Signature page to the Century Resorts Alberta Inc. and Century Casino Calgary Inc. Credit Agreement.

Address for Notice
Bank of Montreal
9th Floor, First Canadian Centre
340 - 7th Avenue S.W.
Calgary, Alberta, T2P 0K4

Attendtion:     Senior Manager

BANK OF MONTREAL, as Lender

By: /s/ Graeme Weaver
Name: Grame Weaver
Title: Managing Director

By: /s/ Emile Marx
Name: Emile Marx
 Title: Director

SCHEDULE "A" attached to and forming part of the Credit Agreement made as of April 11, 2012 among Century Resorts Alberta Inc. and Century Casino Calgary Inc., as borrowers and Bank of Montreal, as lender

 A 1

COMPLIANCE CERTIFICATE

TO:	Bank of Montreal
Corporate Finance
9th Floor, First Canadian Centre
350 – 7th Avenue S.W.
Calgary, Alberta T2P 3N9

	Attention:	Senior Manager

Ladies and Gentlemen:

1.
Reference is made to the credit agreement made as of April 11, 2012 among Century Resorts Alberta Inc. and Century Casino Calgary Inc., as borrowers (collectively, the "Borrowers") and Bank of Montreal, as lender (the "Lender") as amended, supplemented, restated or replaced from time to time (the "Credit Agreement").  All terms and expressions used herein but not otherwise defined, shall have the same meanings herein as are ascribed thereto in the Credit Agreement.

2.
I, [name], in my capacity as Chief Executive Officer/Chief Financial Officer/Controller of [Century Casino Calgary Inc./Century Resorts Alberta Inc.] and not in any personal capacity, hereby certify that as of the date hereof:

(a)	the representations and warranties set forth in the Credit Agreement are true and correct on the date hereof;

(b)
the Consolidating Loan Parties have performed or observed or caused to be performed or observed the covenants set forth in the Credit Agreement to be performed or observed by each other to the date hereof; and

(c)	there has not occurred any unremedied Default or Event of Default;

3.	As at [insert March 31, June 30, September 30 or December 31, as applicable], 20____:

(a)	the Senior Funded Debt to EBITDA Ratio is •:•, and

(b)	the Fixed Charge Coverage Ratio is •:•, and

A 2

(c)	the Shareholders' Equity of the Borrowers is in the amount of $<>.

The calculation of each of 3(a), (b) and (c) above are as set out on Exhibit "A" attached hereto.

4.
The Consolidated Total Assets of the Subsidiaries of the Loan Parties (other than Century Casino) that are not Material Subsidiaries does not exceed 10% of the Consolidated Total Assets of the Consolidating Loan Parties.  Attached hereto as Exhibit B is a detailed calculation of the Consolidated Total Assets of the Subsidiaries that are not Material Subsidiaries and the Consolidated Total Assets of the Consolidating Loan Parties.

5.
The consolidated total revenue for the most recent four Fiscal Quarters of the Subsidiaries of the Loan Parties (other than Century Casino) that are not Material Subsidiaries does not exceed 10% of the consolidated total revenue of the Consolidating Loan Parties for such four Fiscal Quarters.  Attached hereto as Exhibit C is a detailed calculation of the consolidated total revenue of the Subsidiaries of the Loan Parties (other than Century Casino) that are not Material Subsidiaries and the consolidated total revenue of the Consolidating Loan Parties.

DATED this __________day of ____________________, 20____.

CENTURY RESORTS ALBERTA INC.
Name:
Title:
[Or, as applicable]
CENTURY CASINO CALGARY INC.
Name:
Title:

A 3

Exhibit "A"

Financial Covenant Calculations

A 4

Exhibit "B"

Consolidated Total Asset Calculations

A 5

Exhibit "C"

Consolidated Total Revenue Calculations

B 1

SCHEDULE "B" attached to and forming part of the Credit Agreement made as of April 11, 2012 among Century Resorts Alberta Inc. and Century Casino Calgary Inc., as borrowers and Bank of Montreal, as lender

DRAWDOWN NOTICE

TO:	Bank of Montreal
Corporate Finance
9th Floor, First Canadian Centre
350 – 7th Avenue S.W.
Calgary, Alberta T2P 3N9

	Attention:	Senior Manager
	Facsimile:	(403) 234-1688

Ladies and Gentlemen:

1.
Reference is made to the credit agreement made as of April 11, 2012 among Century Resorts Alberta Inc. and Century Casino Calgary Inc., as borrowers (collectively, the "Borrowers") and Bank of Montreal, as lender (the "Lender"), as amended, supplemented, restated or replaced from time to time (the "Credit Agreement").  All terms and expressions used herein but not otherwise defined, shall have the same meanings herein as ascribed thereto in the Credit Agreement.

2.
Pursuant to [Section 2.1/3.1] of the Credit Agreement, [Century Resorts Alberta Inc. and/or Century Casino Calgary Inc.] hereby request(s) the following Drawdown under the provisions of [Credit A/Credit B]:

(a)	Drawdown Date/Conversion Date/Rollover Date:

(b)	Total Amount of Drawdown/Conversion/Rollover:

(c)	Type of Advance:

(d)	Maturity Date (if applicable):

(e)	Account(s) to be credited (if applicable):

(f)	Special Instructions (if any):

B 2
3.	The representations and warranties set forth in the Credit Agreement are true and correct on the date hereof.

4.	The Consolidating Loan Parties have performed or observed or caused to be performed or observed the covenants set forth in the Credit Agreement to be performed or observed by them to the date hereof.

5.	There has not occurred any unremedied Default or Event of Default and after giving effect to the Advance requested hereby, no Default or Event of Default is expected to occur.

DATED this ______ day of __________________ 20__.

CENTURY RESORTS ALBERTA INC. Per: ________________________________ Name: ________________________________ Title: _______________________________
CENTURY CASINO CALGARY INC. Per: ________________________________ Name: ________________________________ Title: _______________________________

C 1
SCHEDULE "C" attached to and forming part of the Credit Agreement made as of April 11, 2012 among Century Resorts Alberta Inc. and Century Casino Calgary Inc., as borrowers and Bank of Montreal, as lender

CLOSING DATE LITIGATION

1.	Century Calgary Properties Inc.

a.	as Plaintiff - there are no material proceedings.

b.	as Defendant – there are no material proceedings.

2.	Century Casino Calgary Inc.

a.	as Plaintiff - there are no material proceedings.

b.	as Defendant:

i.	Action No: Q1103 10472 – Century Casino Calgary Inc. vs. Switzer, Stephen Michael, Switzer, Jackie (Statement of Claim - Damages) (October 17, 2011) (insured claim)

3.	1214741 Alberta Ltd.

a.	as Plaintiff - there are no material proceedings.

b.	as Defendant:

i.	Action No: Q1012 00448 – 1214741 Alberta Ltd. vs. Pickard, Nancy (Statement Claim – Damages) (insured claim)

4.	Century Resorts Alberta Inc.

a.	as Plaintiff - there are no material proceedings.

b.	as Defendant – :

i.	Action No: Q0603 15497 – Dwayne Kalke v. Century Resorts Alberta Inc. (Orig Notice Civil Miscell)

D 1
SCHEDULE "D" attached to and forming part of the Credit Agreement made as of April 11, 2012 among Century Resorts Alberta Inc. and Century Casino Calgary Inc., as borrowers and Bank of Montreal, as lender

DISCLOSURE SCHEDULE
Section 9.1(m) - Subsidiaries

1.	Subsidiaries of Century Casinos Inc. are:

a.	Century Casinos Europe GmbH;

b.	Century Resorts International Ltd.;

c.	Century Calgary Properties Inc.;

d.	Century Casino Calgary Inc.;

e.	1214741 Alberta Ltd.; and

f.	Century Resorts Alberta Inc.

2.	Century Resorts Alberta Inc. does not have any Subsidiaries.

3.	Century Casino Calgary Inc. does not have any Subsidiaries.

Section 9.1(n) – Authorized and Issued Shares

Legal Names and Capital Structures

1.	Century Calgary Properties Inc.

a.	Issued Shares

A.	1,000 Class “A” Common Shares – Century Casinos Europe GmbH

B.	51,488 Class “D” Preferred Shares – Century Casinos Europe GmbH

b.	Authorized Shares

A.
The Corporation is authorized to issue an unlimited number of Class “A” Common Shares, an unlimited number of Class “B” Common Shares, an unlimited number of Class “C” Preferred Shares, an unlimited number of Class “D” Preferred Shares and an unlimited number of Class “E” Shares.

D 2

2.	Century Casino Calgary Inc.

a.	Issued Shares

A.	51 Class A Shares – Century Casinos Europe GmbH

B.	49 Class A Shares – Century Casinos Europe GmbH

b.	Authorized Shares

A.
The Corporation is authorized to issue an unlimited number of Class A Shares, an unlimited number of Class B Shares, an unlimited number of Class C Shares, an unlimited number of Class D Shares and an unlimited number of Class E Shares.

3.	1214741 Alberta Ltd.

a.	Issued Shares

A.	100 Class “A” Voting Shares - Century Resorts International Ltd.

b.	Authorized Shares

A.
The Corporation is authorized to issue an unlimited number of Class “A” Common Voting Shares, an unlimited number of Class “B” Common Voting Shares, an unlimited number of Class “C” Common Non-Voting Shares, an unlimited number of Class “D” Preferred Non-Voting Shares, an unlimited number of Class “E” Preferred Non-Voting Shares and an unlimited number of Class “F” Preferred Voting Shares.

4.	Century Resorts Alberta Inc.

a.	Issued Shares

A.	1,000 Class “A” Voting Shares – Century Resorts International Ltd.

b.	Authorized Shares

A.	The Corporation is authorized to issue an unlimited number of Class A Voting Shares and an unlimited number of Class B Non-voting Shares.

D 3
Section 9.1(o)

Principal Places of Business and Chief Executive Offices

Principal Place of Business and Chief Executive Offices:

1.	Century Calgary Properties Inc.

a.	Principal Place of Business: 1010 42nd Ave SE, in Calgary, Alberta

b.	Chief Executive Office: 2860 S. Circle Dr. STE 350, Colorado Springs, CO 80906

2.	Century Casino Calgary Inc.

a.	Principal Place of Business: 1010 42nd Ave SE, in Calgary, Alberta

b.	Chief Executive Office: 2860 S. Circle Dr. STE 350, Colorado Springs, CO 80906

3.	1214741 Alberta Ltd.

a.	Principal Place of Business: 13103 Fort Road, in Edmonton, Alberta

b.	Chief Executive Office: 2860 S. Circle Dr. STE 350, Colorado Springs, CO 80906

4.	Century Resorts Alberta Inc.

a.	Principal Place of Business: 13103 Fort Road, in Edmonton, Alberta

b.	Chief Executive Office: 2860 S. Circle Dr. STE 350, Colorado Springs, CO 80906

E 1

SCHEDULE "E" attached to and forming part of the Credit Agreement made as of April 11, 2012 among Century Resorts Alberta Inc. and Century Casino Calgary Inc., as borrowers and Bank of Montreal, as lender

CALGARY CASINO ENCUMBRANCES

1.	The following encumbrances registered against title to the lands described as Plan 8368HA Block 24 (the "Calgary Casino Lands"):

(a)	Instrument Number 5559HU, being a Utility Right of Way in favour of The City of Calgary with respect to the N. 17 Ft. of E 651.73 Ft. Over Spur Line

(b)	Instrument Number 771 147 064 being the Calgary International Airport Zoning Regulations

(c)	Instrument Number 001 350 435 being a Caveat relating to an Encroachment Agreement

(d)	Instrument Number 071 501 501 being a Restrictive Covenant

2.
The following encumbrances registered against title to the lands described as Plan 8121HN Block 4, containing two and twenty nine hundredths (2.29) acres more or less excepting the south two hundred and thirty six and twenty seven one hundredths (236.27) feet containing one and four hundredths (1.04) acres more or less (the "Calgary Casino Parking Lot"):

(a)	Instrument Number 771 147 064 being the Calgary International Airport Zoning Regulations

(b)	Instrument Number 071 501 501 being a Restrictive Covenant

3.
The following encumbrances registered against title to the lands described as Plan 8121HN Block 4, the South 236.27 feet, containing 0.421 hectares (1.04 acres) more or less (the "Ancillary Calgary Casino Building Lands"):

(a)	Instrument Number 771 147 064 being the Calgary International Airport Zoning Regulations

(b)	Instrument Number 071 501 501 being a Restrictive Covenant

4.	The following encumbrances registered against title to the lands described as Plan 8368HA Block 26 (the "Calgary Casino Leased Lands"):

E 2

(a)	Instrument Number 771 147 064 being the Calgary International Airport Zoning Regulations

(b)	Instrument Number 111 273 795 being a Caveat relating to the lease entered into by Century Casino Calgary Inc., as tenant and The City of Calgary, as landlord.

EDMONTON CASINO ENCUMBRANCES

The following encumbrances registered against title to the lands described as Descriptive Plan 9824748 Block 2 Lot 9, containing 2.93 hectares (7.24 acres) more or less:

(a)
Instrument Number 772 070 677, being a Caveat in favour of The City of Edmonton with respect to an agreement between The City of Edmonton and Mix Investments Limited prohibiting the use of the lands for residential purposes

(b)	Instrument Number 772 209 868 being a Utility Right of Way in favour of The City of Edmonton

(c)	Instrument Number 062 354 452 being a Utility Right of Way in favour of The ATCO Gas and Pipelines Ltd.

(d)	Instrument Number 072 434 856 being a Utility Right of Way in favour of The Epcor Distribution & Transmission Inc.

(e)	Instrument Number 092 125 527, being a Caveat in favour of Century Resorts Alberta Inc. re Lease Interest

(f)	Instrument Number 112 274 273 being a Utility Right of Way in favour of The City of Edmonton

The following Encumbrances registered at the Alberta Personal Property Registry:

As against:

1.	Century Casino Calgary Inc.

a.
Registration No. 11020917234 re Security Agreement registered February 9, 2011; Groupex Systems Canada Inc. is the Secured Party; the Collateral taken are beverage dispensers and installation kits (including 4 large carbonators and 4 cold plates) totaling a value of $10,728.00.

2.	Century Resorts Alberta Inc.

a.
Registration No. 06091104999 re Security Agreement registered September 11 2006; GE VFS Canada Limited Partnership is the Secured Party. The Collateral taken are all goods which are security systems and CCTV together with all replacements and substitutions thereof and all parts, accessories, accessions and attachments thereto and all proceeds which are accounts, goods chattel paper, securities, documents of title, instruments, money, intangibles, crops or insurance proceeds (Reference Lease No. 4448597-001).

E 3

b.	Registration No. 06092719191 - See 2(a) above (Registered September 27, 2006 and Reference Lease No. 4448597003).

c.	Registration No. 06092720462 – See 2(a) above (Registered September 27, 2006 and Reference Lease No. 4448597002).

3.	Frank Sisson’s Silver Dollar Ltd. (predecessor to Century Casino Calgary Inc.)

a.
Registration No 08022220889 re Security Agreement registered February 22, 2008. Bank of Montreal is the Secured Party. The Collateral taken is “LF269 – short term investment certificate No. 0012-9569-046 proceeds – all present and after acquired property”.

4.
Searched by Registration No – 7100930242 re Security Agreement registered October 9, 2007. Access Cash General Partnership is the Secured Party and Century Casino is the Debtor. The Collateral taken are ten ATMs and Cash within, a vault and the cash within, and two currency counters with the descriptions as follows:

•	Century Casino front entrance #1, Terminal ID EMS81167, Model RL5115, Serial # LRL5115062627854, ATM and Cash within;
•	Century Casino front entrance #2, Terminal ID EMS81168, Model RL5115, Serial # LRL5115062627956, ATM and Cash within;
•	Century Casino customer services, Terminal ID EMS81169, Model RL5115, Serial # LRL5115062627922, ATM and Cash within;
•	Century Casino cage #1, Terminal ID EMS81170, Model RL5115, Serial # LRL5115062627939, ATM and Cash within;
•	Century Casino cage #2, Terminal ID EMS81171, Model RL5115, Serial # LRL5115062627905, ATM and Cash within;
•	Century Casino slots #1, Terminal ID EMS81172, Model RL5115, Serial # LRL5115062627871, ATM and Cash within;
•	Century Casino slots #2, Terminal ID EMS81173, Model RL5115, Serial # LRL5115062627837, ATM and Cash within;
•	Century Casino washroom, Terminal ID EMS81174, Model RL5115, Serial # LRL5115062627888, ATM and Cash within;
•	Century Casino back entrance, Terminal ID EMS81175, Model RL5115, Serial # LRL5115062627820, ATM and Cash within;
•	Century Casino high roller room, Terminal ID EMS81166, Model RL5114, Serial # LRL5114071653961, ATM and Cash within;
•	Vault, serial number inside door – 120397XX0-009, vault and cash within; and
•	Two (2) currency counters NMB200